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Exhibit 99(a)(1)(i)

        CONTINENTAL MATERIALS CORPORATION

OFFER TO PURCHASE FOR CASH
UP TO 400,000 SHARES OF OUR
COMMON STOCK, PAR VALUE $0.25 PER SHARE
AT A PURCHASE PRICE NOT GREATER THAN $30.50
NOR LESS THAN $27.50 PER SHARE

THE OFFER TO PURCHASE, PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 20, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

April 22, 2005

        Continental Materials Corporation, a Delaware corporation (the "Company," "CMC," or "we," "us," or "our"), hereby offers to purchase up to 400,000 shares (or approximately 24%) of our common stock, par value $0.25 per share, at a purchase price not greater than $30.50 nor less than $27.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). We will select the lowest purchase price out of all of the prices at which shares are tendered in the Offer within the purchase price range that will allow us to buy the lesser of (1) all of the shares properly tendered and not properly withdrawn or (2) 400,000 shares. All shares acquired in the Offer will be acquired at the same purchase price. If more than 400,000 shares are properly tendered and not properly withdrawn at or below the selected purchase price, we will purchase the remaining shares on a pro rata basis.

        The Offer is not conditioned on any minimum number of shares being tendered. The Offer is subject to certain other conditions as set forth in this Offer to Purchase. See "Section 10. Conditions of the Offer." Only shares properly tendered at or below the purchase price selected by us out of the prices tendered by the stockholders in the Offer and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the proration and conditional tender provisions described in this Offer, all of the shares tendered at or below the purchase price may not be purchased. Shares not purchased in the Offer will be returned promptly following the expiration of the Offer.

        We reserve the right, in our sole discretion, to purchase more than 400,000 shares. See "Section 1. Number of Shares; Priority of Purchases; Proration."

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 8 of the Letter of Transmittal, transfer taxes in connection with the tender of shares pursuant to the Offer, except that if you hold your shares through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your shares.

        Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer materials may be directed to Georgeson Shareholder Communications, the Information Agent, at the address and telephone number set forth on the back cover of this Offer to Purchase, and copies will be furnished promptly at our expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for information concerning the Offer.

        Our shares are listed and traded on the American Stock Exchange ("AMEX") under the ticker symbol "CUO." On March 23, 2005, the last day the shares traded on AMEX before the announcement of the Offer, the closing price of the shares on AMEX was $28.22 per share. Stockholders are urged to obtain current market quotations for the shares.

        Our Board of Directors has approved this Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or not tender your shares. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

        This document contains important information about the Offer. We urge you to read it in its entirety.

        The date of this Offer to Purchase is April 22, 2005.

The Dealer Manager for the Offer is:

SUMMARY TERM SHEET

        We are offering to purchase up to 400,000 shares of our common stock, par value $0.25 (or approximately 24% of our outstanding shares) at a purchase price of not greater than $30.50 nor less than $27.50 per share. Through a question and answer format, this summary will explain to you, the holders of the shares, the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your shares to us. This summary serves only as an introduction, and we urge you to read carefully the remainder of this Offer and the accompanying Letter of Transmittal in order to educate yourself on the details of the proposed Offer. Unless otherwise noted, cross-referenced text in this summary refers to sections within this Offer where additional information can be found.

Q1:
WHO IS OFFERING TO BUY MY SHARES?

A:
Continental Materials Corporation is offering to buy back up to 400,000 shares in a self-tender offer. See "Section 1. Number of Shares; Priority of Purchases; Proration" for more information.

Q2:
WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

A:
We are making the Offer to purchase up to 400,000 shares through a procedure commonly called a "modified Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for this Offer is $27.50 to $30.50 per share. We will select the lowest purchase price out of all of the prices at which shares are tendered in the Offer within the purchase price range that will allow us to buy the lesser of (1) all of the shares properly tendered and not properly withdrawn or (2) 400,000 shares. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares tendered at a price above the purchase price we select. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal or, if you are a participant in our Employees Profit Sharing Retirement Plan, whose shares are held by New York Life Trust Company, in the Direction Form, indicating that you will accept the purchase price we select. You should understand that this election could result in your shares being purchased at the minimum price of $27.50 per share. If your shares are purchased in the Offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the Offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. If you are a participant in our Employees Profit Sharing Retirement Plan, you should be aware that the Employees Profit Sharing Retirement Plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares held in your Employees Profit Sharing Retirement Plan account at a price that is lower than the closing sale price of those shares on the American Stock Exchange ("AMEX") on the expiration date of the Offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase. Additionally, if the prevailing market price is higher than the highest tender price (i.e., $30.50), your shares will not be eligible for purchase. See "Section 1. Number of Shares; Priority of Purchases; Proration."

We also expressly reserve the right to purchase additional shares in an amount equal to up to 2% of our outstanding common stock, in accordance with the provisions of applicable SEC rules. We will determine whether to exercise this right in our sole discretion, subject to applicable legal requirements. See "Section 1. Number of Shares; Priority of Purchases; Proration."

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Q3:
WHAT PRICE WILL BE SELECTED AS THE PURCHASE PRICE AND HOW WILL IT BE SELECTED?

A:
In order to set the purchase price, we will look at all of the shares tendered and at what prices they are tendered. We would begin with the minimum purchase price in the purchase price range, or $27.50, and continue up the purchase price range until we get to a purchase price that permits us to purchase 400,000 shares. Since we do not know either how many shares will be tendered or at what prices they will be tendered, we have no ability to determine with any accuracy what the purchase price selected by us will be. You must be aware that selecting the choice in the Letter of Transmittal (or the Direction Form) indicating that you are tendering your shares at whatever price we select may result in us purchasing your shares at the purchase price of $27.50 per share. If you select a specific price, you must also be aware that your shares may be purchased by us at that price or any price above that price, but if you select a price above $27.50, there is a possibility that we will not purchase your shares. The higher the price that you select, the greater the chance that we will not purchase your shares. There is also the possibility that we could elect to purchase some but not all of your shares. See "Summary—Q4" below.

Q4:
WHAT HAPPENS IF STOCKHOLDERS TENDER MORE THAN 400,000 SHARES?

A:
We will purchase shares:

  •
  First, from all stockholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in "Section 9. Conditional Tender Procedures"; and

  •
  Second, only if necessary to permit us to purchase 400,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the Offer as described in "Section 9. Conditional Tender Procedures" (for which the condition was not initially satisfied) by random lot. Stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the Offer may not be purchased even if they are tendered at or below the purchase price. See "Section 1. Number of Shares; Priority of Purchases; Proration."

Q5:
WHAT IS THE PURPOSE OF THE OFFER?

A:
The purpose of the Offer is to provide stockholders with liquidity for their shares within a purchase price range that our Board of Directors believes is fair to stockholders who tender their shares and to those stockholders who remain invested in the Company, based upon the Board's determination of a fair and reasonable value per share. The Offer will provide stockholders with an opportunity to sell their shares without the usual transaction costs associated with open market sales. We believe that the Offer is a prudent use of our financial resources given our assets, recent trading volume and current market price, and that investing in our own shares is an attractive means to provide value to our stockholders. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Background and Purpose of the Offer" and "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer."

Q6:
DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A:
Yes. We have recently arranged an additional $12.5 million of financing with our lenders, which will fund the purchase of shares in the Offer. The Offer is not contingent upon any financing arrangements. See "Section 12. Source and Amount of Funds."

Q7:
IS THE COMPANY'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

A:
Yes. Our financial condition may be relevant to your decision of whether or not to tender your shares in the Offer because the decision not to tender your shares would continue your ownership in the Company. Tendering all of your shares in the Offer (if all your shares are purchased) would end your ownership interest in us, which includes any possible benefit from increases in the value of the shares or risk that the value of the shares will decrease. See "Section 14. Information About CMC—Summary Financial Information."

Q8:
HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

A:
You may tender your shares until the Offer expires. The Offer expires at 5:00 p.m., New York City time, on May 20, 2005. If your shares are held through our Employees Profit Sharing Retirement Plan, for administrative reasons, you have a deadline for directing the trustee of the plan to tender shares held in your plan account that is two business days earlier than the expiration of the Offer (i.e., Wednesday, May 18, 2005) at 5:00 p.m., New York City time, unless the Offer is extended. We will purchase all properly tendered and not properly withdrawn shares (subject to possible proration) promptly following the expiration of the Offer if the conditions to the Offer are then met. We may extend the Offer or waive unfulfilled conditions in our sole discretion. See "Section 1. Number of Shares; Priority of Purchases; Proration," "Section 6. Procedures for Tendering Shares," "Section 8. Purchase of Shares and Payment of Purchase Price," and "Section 11. Extension of the Offer; Termination; Amendment."

Q9:
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A:
If the Offer is extended past May 20, 2005, we will make a public announcement of the new expiration date. We will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. See "Section 1. Number of Shares; Priority of Purchases; Proration," "Section 6. Procedures for Tendering Shares," and "Section 11. Extension of the Offer; Termination; Amendment."

Q10:
WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

A:
We are not obligated to purchase any shares that are validly and properly tendered unless certain conditions are met. Most significantly, we can amend, postpone, or terminate the Offer, in our sole discretion, if, among other things:

  •
  the members of our Board of Directors conclude that the exercise of their fiduciary duties requires us to terminate the Offer;

  •
  we believe there are events that, in the reasonable judgment of our Board of Directors after a good faith inquiry, may have a material adverse effect on us;

  •
  a tender offer for any or all of the shares or a merger, business combination, or other similar transaction with or involving us has been proposed or announced;

      •
      there occurs any general suspension of trading in, or limitation on prices for, securities on any national securities exchange;

      •
      there occurs any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations, or prospects or the trading in the shares;

      •
      a lawsuit or similar action is threatened or instituted against us challenging the Offer or, in our sole judgment, resulting or having the potential to result in a material adverse effect on us or the Offer; or

      •
      we believe that acceptance for payment of the tendered shares would be illegal.

  We reserve the right to waive any of the above conditions. See "Section 10. Conditions of the Offer."

Q11:
CAN THE COMPANY AMEND THE TERMS OF THE TENDER OFFER?

A:
Yes. We reserve the right, in our sole discretion, to amend the Offer in any respect. However, in the event there is a material change as a result of such amendment, we will comply with any applicable SEC rules and regulations, including Rule 13e-4, as discussed in more detail in Section 11. See "Section 1. Number of Shares; Priority of Purchases; Proration," "Section 6. Procedures for Tendering Shares," "Section 8. Purchase of Shares and Payment of Purchase Price" and "Section 11. Extension of the Offer; Termination; Amendment."

Q12:
HOW DO I FIND OUT IF THE COMPANY HAS AMENDED ANY TERMS OF THE TENDER OFFER?

A:
We will announce any amendment to the Offer by making a public announcement of the amendment. In addition, in the event there is a material change as a result of such amendment, we will comply with any applicable SEC rules and regulations, including Rule 13e-4, as discussed in more detail in Section 11 hereof. In the event of a termination or postponement of the Offer, we will also give written or oral notice to Georgeson Shareholder Communications, the Information Agent, for the Offer. See "Section 1. Number of Shares; Priority of Purchases; Proration" and "Section 11. Extension of the Offer; Termination; Amendment."

Q13:
CAN I TENDER PART OF MY SHARES AT DIFFERENT PRICES?

A:
Yes, you may elect to tender part of your shares at one price and an additional amount of shares at a second price. However, you cannot tender the same shares at different prices. If you tender some shares at one price and other shares at another price, you must use a separate Letter of Transmittal or, if you are a participant in our Employees Profit Sharing Retirement Plan, you must us a separate Direction Form for each price. See "Section 6. Procedures for Tendering Shares."

Q14:
HOW DO I TENDER MY SHARES?

A:
Unless you are a participant in our Employees Profit Sharing Retirement Plan as described in the next question, if you hold your shares "of record," you may tender your shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal and your stock certificates to LaSalle Bank National Association, the Depositary, at the address listed on the enclosed Letter of Transmittal. If your broker holds your shares in "street name" for you, you must contact your broker and direct your broker to tender your shares. You may also contact the Information Agent for assistance. See "Section 6. Procedures for Tendering Shares."

Q15:
HOW DO PARTICIPANTS IN THE EMPLOYEES PROFIT SHARING RETIREMENT PLAN PARTICIPATE IN THE TENDER OFFER?

A:
Participants in our Employees Profit Sharing Retirement Plan may not use the Letter of Transmittal to direct the tender of shares held in their applicable plan account but instead must follow the separate instructions that will be sent to them from New York Life Trust Company, the plan trustee. If you wish to have the trustee tender some or all of the shares held in your account, you must complete and execute the Direction Form sent separately and return it pursuant to the instructions found in "Letter from New York Life Trust Company to the Participants in the Continental Materials Corporation Employees Profit Sharing Retirement Plan" sent to such participants. Participants in our Employees Profit Sharing Retirement Plan are urged to read the separate instruction and direction forms carefully. See "Section 6. Procedures for Tendering Shares."

Q16:
HOW AND WHEN WILL I BE PAID?

A:
If your shares are purchased in the Offer, you will be paid an amount equal to the purchase price multiplied by the number of your shares we are purchasing, in cash, without interest, promptly following the Offer and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See "Section 1. Number of Shares; Priority of Purchases; Proration," "Section 5. United States Federal Income Tax Consequences," and "Section 8. Purchase of Shares and Payment of Purchase Price."

Q17:
UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

A:
You can withdraw tendered shares at any time prior to the expiration date of May 20, 2005. If the expiration date is extended, you can withdraw tendered shares at any time prior to the new expiration date. If you are a participant in the Employees Profit Sharing Retirement Plan, you may withdraw your tender instructions at any time before 5:00 p.m. New York City time, on Wednesday, May 18, 2005, unless we extend the Offer, in which case you may withdraw tendered shares until two business days prior to the extended expiration date of the Offer. If we have not accepted for payment the shares you tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on June 17, 2005. See "Section 7. Withdrawal Rights."

Q18:
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A:
You can withdraw shares that you have already tendered by sending a timely notice of withdrawal to LaSalle Bank National Association, the Depositary, at the address listed on the enclosed Letter of Transmittal. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares. Participants in the Employees Profit Sharing Retirement Plan must follow the instructions on the "Letter from New York Life Trust Company to the Participants in the Continental Materials Corporation Employees Profit Sharing Retirement Plan" sent to them separately. See "Section 7. Withdrawal Rights."

Q19:
WHO ARE THE FILING PERSONS FOR THE OFFER?

The Company is a filing person for the Offer. James Gidwitz, our Chief Executive Officer and Chairman of the Board, Betsy Gidwitz, Ralph Gidwitz and Ronald Gidwitz, each

v

    members of the Board, are also filing persons and are referred to collectively as the "Gidwitz Participants." As discussed further in this document, the Gidwitz Participants have a significant ownership interest in the Company due to their family's share ownership in the Company. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," and "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer."

Q20:
WHAT DO THE FILING PERSONS AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

A:
Our Board of Directors, including the Gidwitz Participants, has approved the Offer and believes that the Offer is fair to our unaffiliated stockholders based upon the Board's determination of a fair and reasonable value per share. In approving the Offer, the Board's purpose was to afford stockholders an opportunity to receive cash for the shares they choose to tender at a fair and reasonable price in relation to current market prices, while, at the same time, enabling stockholders who wish to maintain their investment in our shares, and to assume the benefits and risks of future operations, to do so. See "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer."

Despite such approval of the Offer, neither the Board of Directors (including the Gidwitz Participants), nor the Company makes any recommendation as to whether you should tender or refrain from tendering your shares, or authorizes any other person to make any recommendation regarding whether you should tender or refrain from tendering your shares. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," and "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer."

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

Q21:
DID THE BOARD OF DIRECTORS RECEIVE ANY WRITTEN OPINIONS REGARDING THE FAIRNESS OF THE OFFER?

A:
No. Our Board did not receive any written opinions regarding the fairness of the Offer. The Board did, however, engage Mesirow Financial, Inc. to serve as its financial advisor and dealer manager for the Offer. Mesirow made several presentations to the Board, providing certain financial analyses which are discussed further in "Section 4. Reports, Opinions, and Appraisals."

Q22:
DO ANY DIRECTORS OR EXECUTIVE OFFICERS OF THE COMPANY INTEND TO PARTICIPATE IN THE OFFER?

A:
No. Our directors and executive officers have advised us that they do not plan to tender any shares in the Offer. Assuming that we purchase the maximum amount of shares in the Offer, and giving effect to stock options held by James Gidwitz, the Gidwitz family, including the Gidwitz Participants, would own approximately 67% of the total shares outstanding after the expiration of the Offer. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," and "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer."

Q23:
WILL THE COMPANY CONTINUE AS A PUBLICLY TRADED COMPANY?

A:
Following completion of the Offer, we have no intention of delisting the shares from AMEX or terminating the registration of the shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and causing the Company to become a private company. We cannot assure you that we will have a sufficient number of public stockholders after the Offer to remain listed on the AMEX. If we are delisted from AMEX, we intend that our stock will be traded on the OTC Bulletin Board and/or the "Pink Sheets." Also, we plan to continue filing all of required periodic reports, including financial statements, with the SEC. Currently, we have no plan or intention to be delisted from AMEX, to be traded on the OTC Bulletin Board or in the Pink Sheets or to deregister our shares. This Offer is considered a "going private" transaction because there is a reasonable possibility that the shares will be held of record by less than 300 persons following the Offer. The label "going private" does not have any direct impact on the manner and method in which the shares are traded; rather, it is a term of art used in the Exchange Act, the consequence being enhanced disclosure during the tender offer transaction. If the number of "public" stockholders of the Company falls below 300, there is a possibility that we may be delisted from AMEX. Because we are not making "odd lot" purchases a priority in the Offer, depending on the subscription to the Offer and whether there is proration, the number of stockholders may or may not be decreased as a result of the Offer. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private."

Q24:
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A:
As explained in the answer to "Summary—Q23" above, our purchase of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. There is a possibility that our outstanding shares following the completion of the Offer will have less liquidity than our shares currently have because of the reduced number of shares outstanding. Although we cannot be certain, we anticipate that there will be a sufficient number of shares outstanding following the completion of the Offer to ensure a continued trading market for the shares substantially comparable to that which currently exists. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private."

Q25:
WHAT ARE THE COMPANY'S PLANS AFTER THE OFFER?

A:
After the expiration of the Offer, we intend to remain listed on the AMEX and intend to remain a reporting company under the Exchange Act. If, however, AMEX determines to delist the shares, we intend to trade our shares on the OTC-BB or in the Pink Sheets. We currently plan to continue to own and operate our existing businesses and we will continue to evaluate and consider opportunities to expand our businesses and search for acquisitions. Neither the Company nor any of the Gidwitz Participants currently have any plans to effect a merger, consolidation or sale of all or substantially all of our assets. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private" and "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer—Significant Corporate Events."

Q26:
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A:
On March 23, 2005, the last trading day before the announcement of the Offer, the closing market price of the shares on AMEX was $28.22 per share. We suggest that you obtain a recent quotation for your shares when deciding whether to tender your shares. See "Section 13. Price Range of Shares; Dividends."

Q27:
IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE DISSENTERS' RIGHTS?

A:
No. Dissenters' rights are not available in connection with the Offer. See "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer—No Appraisal or Dissenters' Rights."

Q28:
WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAX IF I TENDER MY SHARES TO CMC?

A:
If you are a registered stockholder and tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you are a participant in the Employees Profit Sharing Retirement Plan and you tender shares held in your plan account, you will not incur any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See "Section 6. Procedures for Tendering Shares." If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "Section 8. Purchase of Shares and Payment of Purchase Price—Stock Transfer Taxes."

Q29:
WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

A:
Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will generally be treated either as:

  •
  a sale or exchange eligible for capital gains treatment; or

  •
  a dividend.

Special tax consequences may apply if you hold your shares through the Employees Profit Sharing Retirement Plan.

See "Section 5. United States Federal Income Tax Consequences."

Q30:
WHOM CAN I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A:
Georgeson Shareholder Communications, the Information Agent, can help you answer questions relating to the Offer. The address and telephone number for Georgeson is set forth on the back cover of this Offer to Purchase. The Offer to Purchase and related Letter of Transmittal will be sent to participants in our Employees Profit Sharing Retirement Plan (who hold shares of our stock pursuant to such plan) for informational purposes only. Participants in our Employees Profit Sharing Retirement Plan should contact the party set forth in the "Letter from New York Life Trust Company to the Participants in the Continental Materials Corporation Employees Profit Sharing Retirement Plan" sent to them separately if they have questions relating to the Offer or the number of shares held in the applicable plan account.

IMPORTANT PROCEDURES

        If you wish to tender all or any part of your shares, you should either (1)(a) complete and sign a Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to LaSalle Bank National Association, the Depositary for the Offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (b) tender the shares according to the procedure for book-entry transfer described in "Section 6. Procedures for Tendering Shares," or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the Depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you must tender your shares according to the guaranteed delivery procedure described in "Section 6. Procedures for Tendering Shares."

        If you are a participant in the Employees Profit Sharing Retirement Plan wishing to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in "Section 6. Procedures for Tendering Shares," by returning the Direction Form in the "Letter to Participants in the Continental Materials Corporation Employees Profit Sharing Retirement Plan" to New York Life Trust Company, trustee of the plan, at least two business days prior to the expiration date of the Offer. If New York Life has not received a participant's instructions at least two business days prior to the expiration date of the Offer, New York Life will not tender any shares held on behalf of that participant.

        The Offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of the Offer. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will," and "potential" and other similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

  •
  the timing and occurrence or non-occurrence of events, including the conditions to the Offer, may be subject to circumstances beyond our control;

  •
  regulatory and judicial decisions or legislation;

  •
  fluctuations in weather;

  •
  availability of raw materials;

  •
  availability, terms, and use of capital;

  •
  changes in interest rates;

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  competition in the market; and

  •
  general economic and business environment.

        All subsequent written and oral forward-looking statements concerning the Offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

x

THE TENDER OFFER

SECTION 1.    NUMBER OF SHARES; PRIORITY OF PURCHASES; PRORATION.

Number of Shares.

        Upon the terms and subject to the conditions of the Offer, we will purchase up to 400,000 shares at prices not greater than $30.50 nor less than $27.50 per share, net to the seller in cash, without interest.

        The term "expiration date" means the later of 5:00 p.m., New York City time, on Friday, May 20, 2005, or the latest time and date to which the Offer is extended pursuant to Section 11. See "Section 11. Extension of the Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend the Offer.

        Each stockholder desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the price determined in the Offer, or (2) specify the price, not greater than $30.50 nor less than $27.50 per share, at or above which they are willing to sell their shares to us in the Offer. Tendering stockholders may elect to have their shares purchased at the price established by the modified Dutch Auction tender offer process, which could result in the tendering stockholder receiving a price per share as low as $27.50 or as high as $30.50 and will have the same effect as if the stockholder selected the minimum price of $27.50 per share. Promptly following the expiration date, we will, upon the terms and subject to the conditions of the Offer, determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price out of all of the prices at which shares are tendered in the Offer within the purchase price range that will allow us to buy the lesser of (1) all of the shares properly tendered and not properly withdrawn or (2) 400,000 shares. All shares purchased in the Offer will be purchased at the same purchase price.

        If you are a participant in our Employees Profit Sharing Retirement Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares held in your Employees Profit Sharing Retirement Plan account at a price that is lower than the closing sale price of those shares on the American Stock Exchange ("AMEX") on the expiration date of the Offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may be result in such shares not being eligible for purchase. Additionally, if the prevailing market price is higher than the highest tender price (i.e., $30.50), your shares will not be eligible for purchase.

        Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. Furthermore, because of the proration and conditional tender provisions of the Offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased in the Offer, including shares tendered at prices in excess of the purchase price we select and shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the expiration date.

        We reserve the right to purchase more than 400,000 shares in the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), we may purchase in the Offer an additional number of shares not to exceed 2% of our currently outstanding shares (approximately 33,000 shares) without amending or extending the Offer. See "Section 11. Extension of the Offer; Termination; Amendment."

        In the event of an oversubscription of the Offer, shares tendered at or below the purchase price before the expiration date will be subject to proration. The proration period also expires on the expiration date.

        We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to LaSalle Bank National Association, the Depositary, and making a public announcement thereof. There can be no assurance that we will exercise our right to extend the Offer. See "Section 11. Extension of the Offer; Termination; Amendment."

        If we (1) increase the price that may be paid for shares above $30.50 per share or decrease the price that may be paid for shares below $27.50 per share, (2) increase the number of shares being sought in the Offer by more than 2% of our outstanding common stock, or (3) decrease the number of shares that we may purchase in the Offer, then we will keep the Offer open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in "Section 11. Extension of the Offer; Termination; Amendment."

        Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        Participants in our Employees Profit Sharing Retirement Plan may not use the Letter of Transmittal to direct the tender of their shares in the plan but instead will be furnished with separate instructions and direction forms from the plan trustee, which will indicate the terms and conditions for tendering those shares in the Offer.

Priority of Purchases.

        Upon the terms and conditions of the Offer, if 400,000 or fewer shares are properly tendered and not properly withdrawn, then we will purchase all properly tendered shares at the purchase price.

        Upon the terms and conditions of the Offer, if more than 400,000 shares are properly tendered and not properly withdrawn at or below the purchase price selected by us in accordance with the terms of this Offer, then we will purchase properly tendered shares in the following order:

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  First, subject to the conditional tender procedures described in "Section 9. Conditional Tender Procedures," all shares properly tendered at or below the applicable purchase price and not withdrawn on or prior to the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. We will purchase the same percentage of shares tendered from each tendering stockholder. We will announce the proration percentage promptly after the Offer expires; and

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  Second, if necessary to permit us to purchase 400,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn before the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with "Section 9. Conditional Tender Procedures." To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result, all the shares that you tender in this Offer may not be purchased, even if they are properly tendered. This will occur if we receive more than 400,000 shares properly tendered at or below the applicable purchase price.

Proration.

        Proration of the number of shares tendered by each tendering stockholder will occur if we receive more than 400,000 shares properly tendered and not withdrawn at or below the purchase price. If proration of tendered shares is required, we will determine the proration percentage promptly following the expiration date. Subject to the conditional tender procedures described in "Section 9. Conditional Tender Procedures," proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders at or below the purchase price.

        Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in "Section 6. Procedures for Tendering Shares—Guaranteed Delivery," and because of the conditional tender procedures described in "Section 9. Conditional Tender Procedures," we will announce the final proration percentage by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from Georgeson Shareholder Communications Inc., the Information Agent.

        As described in "Section 5. United States Federal Tax Consequences," the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision of whether or not to tender shares. The Letter of Transmittal affords each stockholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a stockholder decide to do so for federal income tax reasons. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in "Section 9. Conditional Tender Procedures" in order to structure their tender for federal income tax reasons.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE ITS, HIS, OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

SPECIAL FACTORS

SECTION 2.    BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

Background and Purpose of the Offer.

        During the past three years, we have explored strategic transactions which could best enhance stockholder value in the near and long term, including an ongoing review of possible acquisition candidates. Due to an inability to identify an acceptably priced target, we have not found any appropriate acquisition candidates since our purchase of all of the outstanding stock of McKinney Door and Hardware, Inc. in April 2002.

        As a result, our Board of Directors has, on an ongoing basis, in meetings and in informal conversations, discussed alternatives for enhancing stockholder value, and at the same time providing an opportunity for liquidity to our stockholders. The Board has discussed several alternatives and the relative advantages and disadvantages of certain alternatives to the Company and its stockholders. At a February 15, 2005 special meeting, our Board of Directors initially began discussing the possibility of conducting a self-tender offer for a significant percentage of shares of our outstanding common stock as a means of providing our stockholders with liquidity at a price which is fair and reasonable in relation to current market prices. The Board also raised additional alternatives, including the possibility of continuing to purchase shares under the Company's current share repurchase program and the one-time payment of a dividend to the stockholders. Also present at the meeting were Mesirow Financial, Inc., an investment banking firm, and McGuireWoods LLP, our legal counsel. The Board previously directed James Gidwitz, Chairman and Chief Executive Officer, to request Mesirow, who specializes in providing investment banking advice to middle-market companies, to prepare a presentation to the Board with an analysis of self-tender offers and to discuss related alternatives.

        Mesirow's presentation highlighted the historical trading prices of our stock and also pointed out the limited market for our shares, based on the infrequent trading of shares and the low average volume of shares traded. Mesirow noted that self-tender offers are generally well-received by the market and tend to signal that a company believes its stock has been undervalued. The representatives from Mesirow discussed the potential positive effects of a self-tender offer on the Company's return on equity, earnings per share and book value per share. Mesirow explained the projected impact on each of these factors based on the tender of shares at hypothetical purchase prices. Mesirow cited each of these factors as positive considerations related to the Company's consideration of a self-tender offer. In addition, Mesirow noted that a self-tender offer generally provides stockholders with the opportunity to tender their shares, while avoiding brokerage commissions. Mesirow noted that the Company's net debt-to-total capital ratio would increase to approximately 34% based on the increased debt assumed by the Company by proceeding with a tender offer. However, Mesirow pointed out that this would not be considered excessive leverage in the capital or financial markets.

        The Board then discussed the possibility of the Company's stock being delisted from AMEX as a negative factor to consider in connection with the proposed self-tender. The Board evaluated the criteria that AMEX uses to determine continued listing of shares. One of the factors AMEX considers is stockholders' equity of the issuer. AMEX may determine that a company falls below the published listing standards if its stockholders' equity is less than $2 million, if the company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years. The Company's stockholders' equity, as of January 1, 2005, was approximately $51 million and it has not sustained a loss in more than ten years. Accordingly, neither of those standards would be problematic for the Company, either before or following the proposed self tender offer transaction.

        AMEX also considers suspending listing when one or more of the following conditions exist: (1) the aggregate market value of shares publicly held is less than $1,000,000 for more than 90 consecutive days (the "Market Value Test"); (2) the number of shares publicly held is less than 200,000 (the "Number of Shares Test"); or (3) the total number of public stockholders is less than 300 (the "Minimum Number of Stockholders Test"). Under the AMEX rules, public stockholders include stockholders of record and beneficial owners, but do not include the holdings of officers, directors, controlling stockholders, and other concentrated (10% or greater), affiliated or family holdings.

        As to the Market Value Test, the Board concluded that based on information in the Company's most recent Annual Report on Form 10-K, the market value of shares held by non-affiliates is more than $22 million and therefore, it is highly unlikely that the Company's public float would fall below the threshold of $1 million for 90 consecutive days. Second, based on calculations presented by Mesirow, it appears that the number of shares publicly held after the Offer will be greater than 200,000, so the Company will continue to meet the Number of Shares Test. The Board established that the primary concern related to a potential delisting by AMEX is the fact that, pursuant to the tender offer transaction, the number of public holders of Company shares may be reduced to a lower level, below 300, thereby possibly falling below the Minimum Number of Stockholders Test. The Board believes that during the past year, the Company's number of public stockholders has fluctuated from above 300 to just below 300 public stockholders, depending on daily trading of shares. The Board noted, however, that, due to the fact that the Company will not give priority to odd-lot purchases in the

Offer, the number of stockholders might not be reduced under the Minimum Number of Stockholders Test. Furthermore, because of the Company's strengths under all of the other continuing listing criteria, the Board concluded that it is not a certainty that AMEX would initiate delisting procedures even if the number of public stockholders is reduced below 300.

        The Board then discussed the fact that the Company fully intends to remain a reporting company with the SEC. In addition, if necessary, the Company plans to take all reasonable steps to make a market for the shares on the Over-the-Counter Bulletin Board or the "Pink Sheets." See "AMEX" and "Exchange Act Registration" in this Section for additional discussion regarding these issues.

        Mesirow's presentation also described the illiquid nature of the Company's shares and noted that the average daily trading volume over the last six months was approximately 250 shares. Mesirow pointed out that the average daily trading volume for the Company's shares is likely an inflated figure because it includes the Company's repurchases under its share repurchase program, which is discussed further below. Mesirow noted that if AMEX initiated delisting procedures for the Company's shares, the Over-the-Counter Bulletin Board would provide the Company with substantially comparable trading liquidity to its current listing on the AMEX.

        The Board then considered the possibility of a fixed price tender offer as compared to a modified Dutch Auction style tender offer. Several Board members raised questions regarding the logistics of a modified Dutch Auction style tender offer. The Board also discussed, with the assistance of Mesirow and McGuireWoods, the tender offer process, including some of the legal requirements. McGuireWoods noted that because a tender offer would have the reasonable possibility of causing the shares to be held of record by less than 300 stockholders, certain additional disclosures would be required in the offering materials that would be filed with the SEC and sent to the Company's stockholders.

        The Board also discussed that the Gidwitz Family (as defined below) may beneficially own more than 66 2/3% of the Company's outstanding shares following a tender offer. The Gidwitz Family includes James Gidwitz (President and CEO) and Ronald Gidwitz (a director), sons of Gerald Gidwitz. The late Joseph Gidwitz was Gerald Gidwitz's brother. Ralph Gidwitz (a director) is a son of, and Betsy Gidwitz (a director) is a daughter of, Joseph Gidwitz. Gerald Gidwitz, together with his descendants, as well as the descendants of Joseph Gidwitz are herein referred to as the "Gidwitz Family." See "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer—Interests of Certain Persons in the Offer" for a further discussion of the Gidwitz Family. The Board noted that the post-transaction ownership may provide the Gidwitz Family with the supermajority vote necessary to effect a merger or sale of all or substantially all of the Company's assets under the Company's Certificate of Incorporation. James Gidwitz noted that the Gidwitz Family currently has no plans to engage in any of the transactions contemplated by the Certificate of Incorporation that would require a supermajority vote.

        James Gidwitz proposed that the Board appoint Mr. Andrews, one of the Board's independent directors, as a lead director to oversee the discussions regarding the proposed self-tender offer. Mr. Gidwitz cited Mr. Andrews' significant experience and background with respect to financial matters as a primary reason for such appointment. The Board approved the selection of Mr. Andrews as the lead director for the purposes of the continued discussions regarding a proposed transaction. At the conclusion of the meeting, the Board determined that it would meet on March 7, 2005 to further discuss the possibility of initiating a self-tender offer and to further consider other transaction alternatives.

        On March 7, 2005, the Board, led by Mr. Andrews, further discussed the proposed self-tender offer and alternatives to the proposal. The Board discussed the positive and negative aspects of continuing the Company's current share repurchase program. The Board noted that the primary benefit of continuing to buy shares under the share repurchase program is that the Company would save money on the legal, mailing and other fees that are involved in initiating a tender offer. The Company made its first purchase under its current share repurchase program in January 1999 and since that date, the Company has purchased approximately 420,000 shares, which is only 5% more than the amount of shares that it expects to purchase in this Offer. Given the historically low trading volume of the Company's stock, the Board concluded that on its own, a share repurchase program would not be the most effective way to buy back the Company's stock or provide value to its stockholders. See also "Section 3—Position of the Board of Directors and Filing Persons; Fairness of the Offer."

        The Board then discussed the possibility of a one-time payment of a dividend to the stockholders. The Board determined that this alternative would provide stockholders with less opportunity for liquidity in ultimately exiting their investment in the Company than the contemplated self-tender offer, since all stockholders (rather than only those who expressed an interest) would receive the dividend payment. In addition, the payment of a dividend would require all stockholders to participate, rather than only those who make a voluntary decision to participate. Finally, the Board noted that payment of a dividend would not provide stockholders with the potential for favorable capital gains benefits under the federal tax laws as would a tender offer.

        The Board determined that neither the share repurchase program nor the payment of a cash dividend provided equivalent benefits to the stockholders as compared to the proposed self-tender offer.

        In additional discussions at the meeting, the Board reviewed the merits of a fixed price tender offer versus a modified Dutch Auction style tender offer. The Board determined that it preferred the modified Dutch Auction format as it would allow the stockholders to participate in setting the price of the shares ultimately purchased. The Board then thoroughly discussed some of the parameters it would need to consider when evaluating the fairness of a price range for a tender offer. The Board reviewed and considered the current market price of the shares, the historical market price of the shares and previous repurchases of the shares by the Company. The Board carefully analyzed the Company's trading volume and history as it discussed the fairness criteria.

        The Board discussed the amount of cash then held by the Company as well as the Company's current level of debt. The Board discussed the commitment the Company received from its lenders to increase the Company's borrowings under its credit facility. The Board determined at the March 7, 2005 meeting that $12.5 million was an appropriate amount of additional debt for the Company to incur. The Board determined that it would further discuss the benefits and detriments of the proposed tender offer at its meeting on March 14, 2005.

        At the March 14, 2005 Board meeting, the Board further discussed the proposed tender offer. Mesirow Financial provided updated market information regarding the Company's current trading price and trading volume. It was noted that during the past month, the trading volume of the shares was extremely limited, with only four days on which the shares were traded at all. Mesirow further discussed some of the precedent transactions that it believed were applicable to the Board's consideration of the proposed transaction. Following Mesirow's presentation, the Board made a preliminary determination that it would proceed with structuring a self-tender offer, in a modified Dutch Auction format, subject to a final Board review and vote and a determination by the Board of a fair and reasonable price range for the tender offer. One director, Mr. Thomas Carmody, discussed his reservations with the proposed tender offer transaction, stating that he believed that the use of corporate funds and the Company's financing capacity might be better utilized when the Company found an acceptable acquisition target. Other members of the Board noted that based on the Company's debt to capital ratio, they believed that the Company has more than sufficient funds to proceed with future acquisitions upon completion of the Offer. The Board then scheduled another meeting for March 21, 2005, at which it planned to hold the final review and vote (including a formal vote of the independent directors and a vote of the entire Board) and to determine the pricing as referenced above.

        At the March 21, 2005 Board meeting, the Board concluded that the consummation of a self-tender offer was in the best interests of the Company and its stockholders. The Board first held a vote of the independent directors, and all of the independent directors who were present at the meeting voted in favor of the transaction. The entire Board then voted to approve the self-tender offer. The Board determined that it would be in the stockholders' best interests for the Company to provide an opportunity for stockholders to have a choice between receiving an amount in cash which is fair and reasonable in relation to the current market price for their shares or to remain as a stockholder to participate in the future development and growth of the Company. The Board came to this conclusion after a thorough examination of other tender offer precedents, which were presented by Mesirow.

        The Board then discussed appropriate price ranges for the tender offer and reviewed, among other things, the stock's historical trading prices, current trading price, net book value and tangible net book value, as delineated in Mesirow's presentation materials. The independent directors, directed by Mr. Andrews, led the discussions regarding the price range. In setting the price range, the independent directors carefully considered the factors described above as well as the illiquid nature of the Company's stock. The independent directors noted that the stock had not traded in the four trading days prior to the meeting. The independent directors then proposed a price range for the tender offer of $27.50 to $30.50, which was approved by all the directors present at the meeting. As discussed further in "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer," the Board discussed the fairness of the price range they had established. The Board was also provided with an opportunity to review a draft of this Offer to Purchase. The Board's discussion included a consideration of conditions that apply to closing the Offer and whether the Company's cash, other assets, and liabilities as of the date of the meeting were materially different from the earlier estimates that the Board had considered in its previous meetings. The Board concluded that there were no material changes and approved the Offer and the draft of this Offer to Purchase at this meeting.

        We believe that the "Modified Dutch Auction" Offer described herein represents a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their capital if they so elect. This format of repurchase also provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. The Offer also provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without a potentially negative effect on the share price) with an opportunity to obtain liquidity with respect to their shares, without the usual transaction costs associated with market sales. We believe that this opportunity is especially attractive at this time given the illiquid nature of our shares and the low trading volumes for our shares.

        James Gidwitz, our Chief Executive Officer and Chairman of the Board, Betsy Gidwitz, Ralph Gidwitz and Ronald Gidwitz, each members of the Board, are referred to collectively as the "Gidwitz Participants." The Gidwitz Participants believe that the transaction provides an opportunity for the Company to continue to grow and search for acquisition targets, while also providing those stockholders who do not wish to participate in such opportunities, a chance to sell their shares at a fair price. The Gidwitz Participants are retaining their shares because they wish to continue to participate in the growth of the Company, in their capacities as stockholders, management and members of the Board. In determining not to tender their shares, the Gidwitz Participants will provide additional liquidity to the Company's stockholders who choose to participate in the Offer.

Certain Effects of the Offer.

        The following table shows our capitalization giving effect to the completion of the Offer assuming that 1,647,914 shares are outstanding, and additionally assuming the following scenarios: (i) 400,000 shares are tendered and we purchase all of them at $27.50 per share; (ii) 375,000 shares are tendered and we purchase all of them at a mid-range price of $29.00, and (iii) we purchase the maximum amount of shares for which we are making an offer at the top of the range, $30.50. Please see our pro forma financial statements below set forth in "Section 14. Information About CMC—Summary Unaudited Pro Forma Financial Information" for a financial analysis of the effects of the Offer.

Number of Shares Purchased	Price per Share/Total	Number of Shares Outstanding After the Offer
400,000	$27.50 / $11,000,000	1,247,914
375,000	$29.00 / $10,875,000	1,272,914
400,000	$30.50 / $12,200,000	1,247,914

        The shares purchased in the Offer will return to the status of authorized but unissued shares of our capital stock and may be reissued from time to time as determined by the Board of Directors. We have no current plans to issue the shares repurchased pursuant to the Offer.

        The following table shows the effect of the Offer (assuming the maximum number of shares purchased at the maximum price in the range) on each of the Gidwitz Participants' interest in the Company's book value in both dollar amounts and percentages. For your reference, we have also included the effect of the Offer on the Gidwitz Family as a whole. These calculations do not give effect to the exercise of stock options by James Gidwitz.

Name	Interest in Net Book Value in Dollars Prior to the Offer	Interest in Net Book Value by Percentage Prior to the Offer	Interest in Net Book Value in Dollars After the Offer	Interest in Net Book Value by Percentage After the Offer
James Gidwitz	$1,075,000	2.1%	$1,073,000	2.8%
Betsy Gidwitz	$187,000.4%		$187,000.5%
Ralph Gidwitz	$187,000.4%		$187,000.5%
Ronald Gidwitz	$187,000.4%		$187,000.5%
Gidwitz Family	$25,449,000	49.5%	$25,392,000	65.3%
Name	Interest in Net Earnings Dollars Prior to the Offer	Interest in Net Earnings by Percentage Prior to the Offer	Interest in Net Earnings in Dollars After the Offer	Interest in Net Earnings by Percentage After the Offer
James Gidwitz	$50,000	2.1%	$53,000	2.8%
Betsy Gidwitz	$9,000.4%		$9,000.5%
Ralph Gidwitz	$9,000.4%		$9,000.5%
Ronald Gidwitz	$9,000.4%		$9,000.5%
Gidwitz Family	$1,174,000	49.5%	$1,245,000	65.3%

        For more information about the stock holdings of the above persons, see "Section 16. Ownership of CMC Shares."

Benefits and Detriments to Affiliated and Unaffiliated Stockholders and the Company.

        The Board and the Gidwitz Participants believe that except as provided below and as discussed further in "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer," the benefits and detriments of the Offer are the same to affiliates and unaffiliated stockholders.

  Benefits and detriments to affiliated and unaffiliated stockholders who tender their shares are as follows:

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  Consummation of the Offer will permit all stockholders who tender their shares to receive cash for their shares in an amount that is fair and reasonable in relation to the market price of the shares (prior to the public announcement of the Offer) and is intended by our Board of Directors to represent a fair and reasonable value per share.

  •
  Stockholders who choose to tender their shares will have an opportunity for liquidity without the usual transaction costs associated with market sales.

  •
  As a result of the transaction, stockholders may recognize a gain in the event they tender their shares in this Offer. Please refer to "Section 5. United States Federal Income Tax Consequences" of this Offer for a detailed description of the tax effects of this Offer on tendering stockholders. We also urge you to consult your own tax consultants regarding your decision to tender.

  Benefits and detriments to affiliated and unaffiliated stockholders who do not tender their shares, and to the Company, are as follows:

  •
  Stockholders who do not tender all of their shares will continue to participate in the benefits (and risks) associated with owning an equity interest in us. Some of the benefits of holding our shares include the profits and cash flows, if any, generated by future operations, and increases, if any, in the Company's market value.

  •
  Another possible benefit of the Offer to the Company and the Gidwitz Participants, as well as other non-tendering stockholders, includes increased earnings per share and return on stockholders' equity, provided that the Company can maintain or improve upon recent levels of operating earnings.

  •
  Stockholders who do not tender, both our affiliates and the unaffiliated stockholders, will not have any tax implications as a result of this Offer.

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  A possible detriment to all non-tendering stockholders is the risk of any decrease in the market value of the Company either as a result of a decline in operating performance or a general decline in equity markets.

  •
  The Company will also be more leveraged as a result of the bank financing incurred pursuant to the Offer. In the event of an unanticipated significant unfavorable change in the economic or competitive conditions in the Company's principal markets, the Company's ability to service its debt or engage in acquisition transactions might be diminished due to its increased borrowings.

  Detriments to unaffiliated stockholders who do not tender their shares:

  •
  A possible detriment to unaffiliated stockholders who do not tender their shares, as discussed further in "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer—Interests of Certain Persons in the Offer," is that after the Offer, the Gidwitz Family may own approximately 67% of our shares. This ownership percentage would enable the Gidwitz Family to maintain a "supermajority" vote, which is required to effect certain transactions, such as sales and mergers, under our Certificate of Incorporation. However, there are currently no plans to effect any merger, consolidation or sale transactions.

Going Private.

        Because it is difficult to predict the likelihood of the Offer having the effect of being a "going private" transaction, we have incorporated into the Offer the disclosures required for a "going private"

transaction. However, the Offer is not intended to be or to result in a "going private" transaction. We made this determination regarding our disclosure because it is unclear what effect this Offer will have on our ability to remain listed on AMEX.

        A "going private" transaction, defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") includes a tender offer that has either a reasonable likelihood or a purpose of causing, directly or indirectly, the shares to be held of record by less than 300 persons or the shares being delisted from AMEX. We believe that the Offer may be construed as meeting the definition under Rule 13e-3 because it may have the effect of reducing the number of stockholders of the Company. However, the Company intends to remain listed on the AMEX, or alternatively, to be traded on the OTC Bulletin Board, and to continue as a registered issuer under the Exchange Act, both as discussed further below. In addition, because we are not making "odd lot" purchases a priority in the Offer, depending on the subscription to the Offer and whether there is proration, the number of stockholders may not be decreased as a result of the Offer.

AMEX.

        AMEX has established rules and policies with respect to the continued listing of securities on AMEX. In executing these policies, AMEX has established standards and identified events following which it will normally consider suspending dealings in or removing a security from listing (delisting) on AMEX. One such event that could lead to delisting is if the public distribution of a company's shares has become so reduced as to make further dealing on AMEX inadvisable. Although we cannot predict the likelihood of AMEX taking this position following completion of this tender offer transaction, it is a possibility.

        Once the AMEX staff identifies, through internal reviews or notice, a company as being below the continued listing criteria, AMEX may notify the company by letter of its status. This letter would also provide the company with an opportunity to provide the AMEX staff with a plan advising the staff of any action the company has taken, or will take, that would bring it into compliance with the continued listing standards within 18 months of receipt of the letter. If AMEX does not accept the plan, or if the company does not meet the continued listing requirements at the end of the 18-month period, then AMEX may initiate delisting procedures. If we receive such a notice from AMEX, we will determine the appropriate response at that time.

        If we are forced to delist our shares, we intend to trade our shares on the Over-the-Counter Bulletin Board ("OTC-BB"), which would require us to continue to remain current in our filings with the SEC. In order to establish a market on the OTC-BB, we would need to be sponsored by a market maker. In such event of a delisting notice, we would take all reasonable steps to become quoted on the OTC-BB. We believe that our stockholders would have substantially equivalent liquidity through trading on the OTC-BB as they currently have on AMEX.

Exchange Act Registration.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of stockholders. Because the Company currently (prior to the Offer) has less than 300 stockholders of record, the Board of Directors could decide to terminate the registration of the shares under the Exchange Act thereby terminating public, periodic reporting obligations. This would also cause the Company's delisting from AMEX. However, we do not intend to deregister our shares under the Exchange Act at this time or following completion of the Offer.

Plans of the Company After the Offer.

        After the expiration of the Offer, we intend to remain listed on AMEX and we intend to remain a reporting company under the Exchange Act. If, however, AMEX determines to delist the shares, we fully intend to trade our shares on the OTC-BB or in the Pink Sheets. We currently plan to continue to own and operate our existing businesses and we will continue to seriously evaluate and consider opportunities to expand our businesses and search for acceptable acquisition targets.

SECTION 3.    POSITION OF THE BOARD OF DIRECTORS AND FILING PERSONS; FAIRNESS OF THE OFFER.

Position of the Board of Directors and Filing Persons.

        On March 21, 2005, our Board of Directors determined that the proposed tender offer was fair to our Company and to the unaffiliated stockholders and approved the material terms of the Offer by unanimous vote of all directors present. The Board believes that the Offer represents a fair and reasonable value per share and, therefore, is fair to our stockholders who are not officers, directors, or controlling stockholders. In approving the Offer, the Board's purpose, as well as that of the Gidwitz Participants, was to afford stockholders an opportunity to receive cash for a number of shares at a price per share that is fair and reasonable in relation to market trading prices while, at the same time, enabling stockholders who wish to maintain their investment in our shares and to assume the benefits and risks of future operations, to do so.

        There is no way to determine whether the market price or intrinsic value of each share remaining outstanding following the closing of the Offer will be greater than or less than those offered in the purchase price range.

        THE BOARD OF DIRECTORS DOES NOT MAKE ANY RECOMMENDATION TO STOCKHOLDERS REGARDING WHETHER TO TENDER OR REFRAIN FROM TENDERING THE SHARES BENEFICIALLY HELD BY THEM. EACH STOCKHOLDER MUST MAKE ITS, HIS, OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. The Offer is being made to all holders of the shares, including directors and officers of the Company, each of whom has advised the Company that he or she does not intend to participate in the Offer.

Fairness of the Offer.

        The Board decided to set the price in the purchase price range of $27.50 - $30.50. In reaching its determination that the Offer represents a fair and reasonable value per share and, on that basis, is fair to our unaffiliated stockholders, the Board of Directors, led by Mr. Andrews, considered many factors and circumstances.

        Current Market Price.    In determining the purchase price range, the Board carefully reviewed the historical trading prices of the shares as well as the current market price. The market price of the shares on the last day the stock traded before the Board's final consideration of the Offer was $28.44. The low end of the purchase price range represents a 3.3% discount below the Company's market price on the last trading day prior to the Board's determination while the high end of the purchase price range represents a 7.2% premium. When setting the price range, the Board also considered the extremely low trading volume of the Company's stock and the fact that the Offer would provide stockholders with a valuable opportunity to sell their shares if they chose to do so. In addition, the Board believes that the selected purchase price range provides a balance by not providing such a significant premium that continuing stockholders and the Company would be paying too high of a price for the continuing Company.

        Net Book Value Per Share.    The Board also considered net book value in evaluating the Offer. The Board considered that the net book value per share, on a fully diluted basis, for the nine months ended October 2, 2004 was $29.11 per share. The Board also reviewed the net book value, on a fully diluted basis, for the year ended January 1, 2005, which was approximated to be $30.65 per share. The Board believes that the Company's current net book value per share further evidences that the price range chosen for the Offer is fair to both tendering and non-tendering stockholders.

        Tangible Net Book Value Per Share.    The Board also considered the tangible net book value per share in evaluating the fairness of the Offer. Tangible net book value is derived by subtracting the carrying value of goodwill and the other intangible assets from the net book value per share. The Board deemed this calculation to be relevant because intangible assets, such as goodwill, often do not have a realizable value in the event of a disposition of the Company's assets. The Board considered that the tangible net book value per share, on a fully diluted basis, for the nine months ended October 2, 2004 was $24.64. The Board also reviewed the tangible net book value, on a fully diluted basis, for the year ended January 1, 2005, which was approximated to be $25.71. The Board believes that a purchase price range above the tangible net book value per share is fair to both tendering and non-tendering stockholders because the shares have historically traded somewhat above tangible net book value.

        Historical Market Price.    The Board also reviewed historical trading prices for the shares during the period beginning February 1, 2004 and ending March 15, 2005. The average trading price for the shares during that time period was approximately $28.18, with a high price of $29.40 and a low of $26.40. The five-year high trading price was $30.15, with a low of $10.75. While historical prices were considered by the Board, they were of less significance than current market prices and net and tangible book value per share because of the light volume and sporadic trading volume of the shares. The Board noted that from the period beginning January 1, 2004 and ending on February 28, 2005, the shares only traded 127 out of 291 trading days or 43.6% of the total trading days.

        Previous Repurchases.    During fiscal years 2003 and 2004, the Company repurchased 133,084 shares of common stock at the average price of $27.05. During the twelve months ended on January 1, 2005, 69,949 shares were repurchased at an average price of $28.31. During the first quarter of 2005, the Company repurchased 2,500 shares at a price of $27.43. The Board believes that based on all factors considered, a purchase price range that is at a moderate premium to the average price paid in previous repurchases is a fair price for both stockholders who may choose to tender their shares as well as those who choose to remain stockholders in the Company.

        Going Concern Value.    A going concern value, which is an attempt to value a company as an operating business to another company or individual, was not performed in connection with the Offer. The Board felt that such a valuation would not be relevant to its decision as to whether the Offer was fair to unaffiliated stockholders because the Company itself was not for sale. We intend to continue to operate as we have historically after the completion of the Offer.

        Liquidation Value.    In determining the fairness of the Offer, the Board did not attempt to establish the liquidation value of the Company. The Board felt that such a valuation would not be relevant to its decision regarding the fairness of the tender offer. The Company is not intending to liquidate and the Offer will not affect its operations.

        Transaction Structure.    The Board evaluated the benefits of the transaction being structured as an immediate cash tender offer, thereby enabling stockholders the opportunity to obtain cash for their shares at the earliest possible time. In addition, the Board considered the fact that the Offer provides stockholders with the opportunity to dispose of their shares without the usual transaction costs associated with a market sale.

        Financing.    The Board considered the fact that the Company has received a commitment from its lenders to increase the amount of the term loan under its existing credit facility to finance the Offer.

        Firm Offers for Merger, Consolidation or Asset Sale.    Since no firm offers were made by any person in the past two years for merger, consolidation, sale or transfer of all or any substantial part of the assets of the Company, the Board did not consider any offers in its evaluation of the proposed transaction.

        In addition to the foregoing, the Board considered the following factors in reaching the decision that the Offer is fair to those unaffiliated stockholders who choose not to sell their shares:

        Potential Growth.    Those stockholders who choose not to sell their shares in the Offer will share the risks of our future financial performance with the other stockholders, but equally will share in the rewards.

        Increase in Book Value.    As of the fiscal year ended January 1, 2005, our book value per common share, on a fully diluted basis, was approximated to be $30.65. Because the purchase price range is slightly less than the current book value per share, book value per share will increase as a result of the Offer.

        The Board also believes that the Offer is procedurally fair to the unaffiliated stockholders in light of the following factors:

        First, the Offer provides unaffiliated stockholders with a choice of whether to remain stockholders in the Company or to sell their shares at a fair and reasonable price in relation to current trading prices. This choice is being given with full disclosure of the terms of the Offer. Thus, stockholders who continue to believe in the future growth prospects of the Company, despite the market risks, have a choice to continue to hold their shares. Those stockholders who choose to retain their shares will have a proportionately greater stake in any future appreciation in the share price.

        Second, the Board's decision not to seek the opinion of a financial advisor as to the fairness to unaffiliated stockholders of the consideration in the Offer did not adversely affect the procedural fairness of the Offer. The Board believes it has an excellent understanding of the Company's value and the value of the shares. The Board has spent significant time reviewing each of the potential strategic alternatives brought before it and after the initiation of the Offer, the Board could still consider proposals superior to the Offer. Under these circumstances, the Board believes the Offer is procedurally fair to our unaffiliated stockholders, notwithstanding the absence of a fairness opinion from a financial advisor.

        Finally, rather than appointing a special committee of the Board, the Board implemented the following safeguards: (1) the Board was led by an independent director, Mr. Andrews, in its deliberations concerning the Offer; (2) the Board held two separate votes to approve the Offer—one vote of the independent directors (without the Gidwitz Participants) and one vote for the entire Board; and (3) the purchase price range was proposed by the independent directors after the independent directors discussed possible price range scenarios.

        In determining that the Offer is fair to our unaffiliated stockholders, the Board considered the above factors as a whole and did not assign specific or relative weights to them.

        The Board of Directors and the Gidwitz Participants believe that the purchase price is fair to unaffiliated stockholders for the reasons set forth above. We believe that our Offer is procedurally fair to unaffiliated stockholders, in addition to being substantively fair with respect to the purchase price range offered. We base these beliefs on the unanimous approval of the Offer by all of our independent directors present at the meeting, on the factors noted above, and on the following further factors:

  •
  the Offer allows stockholders to choose a price within a range established by us at which they are willing to tender;

  •
  stockholders are not compelled to tender;

  •
  stockholders are being provided with full disclosure of the terms and conditions of the Offer; and

  •
  stockholders are being afforded sufficient time to consider the Offer.

        No vote of stockholders on the Offer is required under the laws of the State of Delaware, our state of incorporation. In the Offer, no stockholders or class of stockholders will be treated differently from any other stockholders or class of stockholder. Shares will be purchased from any tendering director, executive officer, and stockholders holding more than 5% of the shares on the same basis as all other stockholders. However, all directors and executive officers have indicated that they will not be tendering shares.

        No Appraisal or Dissenters' Rights.    No dissenters' or appraisal rights are available to stockholders in connection with the Offer.

Interests of Certain Persons in the Offer.

        Affiliates.    In addition to the description below of the interests of certain of our officers and directors in the Offer, we believe that the Gidwitz Family has an interest in this Offer. The Gidwitz Family currently beneficially owns 875,156 shares, which includes James Gidwitz's ability to exercise options for 60,000 shares of stock. See "Section 16. Security Ownership of CMC Shares" for further discussion of these holdings. Approximately 95% of the shares owned by the Gidwitz Family (other than shares held individually by the Gidwitz Participants) are held through their partnership, the "CMC Partnership," as discussed further in this Section. James Gidwitz, a managing partner of the CMC Partnership, has advised us that the Gidwitz Family intends to retain all of the shares held by CMC Partnership in the Offer. By retaining its shares, the Gidwitz Family will provide our stockholders with a greater opportunity for liquidity and will retain its ability to take an active role in the future of the Company. See "Certain Transactions and Agreements Involving Shares" in this Section for a further discussion of the CMC Partnership.

        Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, the Gidwitz Family could beneficially own or have the right to acquire (assuming the exercise of the 60,000 options held by James Gidwitz) approximately 67% of our outstanding shares, calculated based on its ownership described above. Under the Company's Certificate of Incorporation, a 66 2/3% vote of the stockholders is required to effect certain transactions, including mergers, sales or exchanges of all or substantially all the property and assets of the Company or other similar transactions. The Company's Certificate of Incorporation also requires a vote of 66 2/3% of the outstanding shares to amend certain provisions related to the structure of the Company's Board of Directors. Although we consider the Gidwitz Family to be an "affiliate" of the Company, other than the Gidwitz Participants, we do not believe that the Gidwitz Family is engaged in the Offer or in the "going private" transaction since no family members other than the Gidwitz Participants have been involved in structuring the Offer, or in any discussions related to the Offer.

        We are not aware of any other affiliates with any interest in this Offer, other than the same interest that all stockholders have in the Offer. Warren Lichtenstein, through Steel Partners II, L.P., beneficially owns approximately 20% of our outstanding common stock. Franklin Advisory Services beneficially owns approximately 6% of our outstanding common stock. We do not know whether either of these stockholders will tender its shares in the Offer. Although Mr. Lichtenstein and Franklin Advisory Services beneficially own greater than 5% of our outstanding common stock, we do not deem them to exercise any level of control with respect to the Company. See "Section 16. Security Ownership of CMC Shares."

        Executive Officers and Directors.    In considering the Offer and the fairness of the consideration to be received in the Offer, stockholders should be aware that certain of our officers and directors have interests in the Offer that are described below. Their interests may present them with certain actual or potential conflicts of interest.

        As of April 15, 2005, the directors and executive officers beneficially owned or controlled 932,000 shares (which includes 73,400 shares that may be acquired pursuant to outstanding stock options), which constitutes approximately 54.1% of the aggregate number of shares currently issued and outstanding, or that may be acquired pursuant to outstanding stock options. All of the outstanding stock options are in-the-money options. The holdings of the directors and executive officers include 62,680 shares held by our Employees Profit Sharing Retirement Plan, over which Mr. Gidwitz, Mr. Joseph Sum (Chief Financial Officer) and Mr. Mark Nichter (Secretary and Controller) share voting power (with respect to certain matters) as trustees. See "Section 16. Security Ownership of CMC Shares." Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, on a fully diluted basis, the directors and executive officers as a group could beneficially own or have the right to acquire approximately 70.5% of our outstanding shares based on the ownership described above.

        Executive Officers.    James Gidwitz, our Chairman and Chief Executive Officer, individually owns 34,438 shares and options to acquire 60,000 shares that are currently exercisable at an exercise price of $6.5625. This determination of beneficial ownership does not include shares held indirectly by James Gidwitz through CMC Partnership or CMC-GFAM Partnership (each of such partnerships are discussed further in this Section under the heading "Certain Transactions and Agreements Involving Shares"). The shareholdings include 28,436 shares credited to Mr. Gidwitz's account in our Employees Profit Sharing Retirement Plan. Mr. Gidwitz has advised us that he currently intends to retain all of his shares and options in order to provide our stockholders with a greater opportunity for liquidity pursuant to this Offer and so he can continue to participate in the growth of the Company as a stockholder, member of management and member of the Board. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Mr. Gidwitz could beneficially own or have the right to acquire (assuming the exercise of his 60,000 stock options), approximately 7.2% of our outstanding shares, based on his ownership described above.

        Joseph Sum, our Chief Financial Officer, owns 13,532 shares and options to acquire 13,400 shares, of which 13,000 options are to acquire shares at an exercise price of $6.5625 and 400 options are to acquire shares at an exercise price of $23.125. The shareholdings include 10,532 shares credited to Mr. Sum's account in our Employees Profit Sharing Retirement Plan. Mr. Sum has advised us that he currently intends to retain all of his shares and options in order to provide our stockholders with a greater opportunity for liquidity pursuant to this Offer and so he can continue to participate in the growth of the Company as a stockholder and member of management. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Mr. Sum could beneficially own or have the right to acquire (assuming the exercise of his 13,400 stock options) approximately 2.1% of our outstanding shares, based on his ownership described above.

        Other than 62,680 shares held by our Employees Profit Sharing Retirement Plan (which includes 28,436 shares credited to James Gidwitz's account, 10,532 shares credited to Joseph Sum's account and

23,712 credited to accounts of other employee participants), over which Mr. Gidwitz, Mr. Nichter and Mr. Sum share voting power, none of our other officers beneficially own any shares.

        Directors.    Each of our directors has advised us that he or she intends to retain all of his or her shares in order to provide participating stockholders with a greater opportunity for liquidity in the Offer and so he or she can continue to participate in the growth of the Company as a stockholder and Board member.

        William Andrews, a member of our Board of Directors, owns 2,000 shares. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Mr. Andrews could beneficially own approximately .2% of our outstanding shares based on his ownership described above.

        Thomas Carmody, a member of our Board of Directors, owns 200 shares. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Mr. Carmody could beneficially own approximately .02% of our outstanding shares based on his ownership described above.

        Betsy Gidwitz, a member of our Board of Directors, individually owns 6,002 shares. This determination of beneficial ownership does not include shares held indirectly by Betsy Gidwitz through CMC Partnership. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Ms. Gidwitz could beneficially own approximately .5% of our outstanding shares based on her ownership described above.

        Ralph Gidwitz, a member of our Board of Directors, individually owns 6,002 shares. This determination of beneficial ownership does not include shares held indirectly by Ralph Gidwitz through CMC Partnership. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Mr. Gidwitz could beneficially own approximately .5% of our outstanding shares based on his ownership described above.

        Ronald Gidwitz, a member of our Board of Directors, individually owns 6,002 shares. This determination of beneficial ownership does not include shares held indirectly by Ronald Gidwitz through CMC Partnership or CMC-GFAM Partnership. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Mr. Gidwitz could beneficially own approximately .5% of our outstanding shares based on his ownership described above.

        Peter Thieriot, a member of our Board of Directors, owns 2,000 shares. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Mr. Thieriot could beneficially own approximately .2% of our outstanding shares based on his ownership described above.

        Darrell Trent, a member of our Board of Directors, owns 2,000 shares. Assuming that we purchase the maximum amount of shares and are left with 1,247,914 shares of outstanding common stock following the Offer, Mr. Trent could beneficially own approximately .2% of our outstanding shares based on his ownership described above.

        None of our other directors beneficially own any shares.

        TO OUR KNOWLEDGE, NO AFFILIATE, EXECUTIVE OFFICER, OR DIRECTOR OF THE COMPANY HAS MADE ANY RECOMMENDATION EITHER IN SUPPORT OF OR OPPOSED TO THE OFFER.

Certain Transactions and Agreements Involving Shares.

        Except as described in this Section 3, based on our records and on information provided to us by our directors and executive officers, neither the Company, nor any affiliate or subsidiary of the Company nor, to the best of our knowledge, any of our directors or executive officers, nor any associates or affiliates of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to the date hereof. Except as described below, neither the Company nor, to the best of our knowledge, any of its affiliates, directors, or executive officers is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents, or authorizations.

        Share Repurchase Program.    As discussed previously, on January 19, 1999, we initiated purchases under our current share repurchase program. Since we commenced the share repurchase program, we have purchased approximately 422,000 shares at prices ranging from a low of $10.99 to a high of $29.18. The current share repurchase program has been in effect for approximately six years. The table that follows shows the range of prices paid, the average prices and the total shares purchased in the past two years and during the first quarter of 2005. The purchase during the first quarter of 2005 was made on January 13, 2005, more than 60 days prior to the date hereof.

Fiscal Quarter	High	Low	Average	Total Shares Purchased
2003:
First Quarter	$28.00	$27.00	$27.27	11,686
Second Quarter	$23.85	$20.86	$23.32	27,097
Third Quarter	$23.91	$23.00	$23.07	1,310
Fourth Quarter	$29.18	$24.41	$27.71	23,042
2004:
First Quarter	$28.87	$27.50	$28.19	17,036
Second Quarter	$29.00	$28.42	$28.63	33,400
Third Quarter	$29.10	$28.00	$28.44	13,500
Fourth Quarter	$26.64	$26.44	$26.56	6,013
2005:
First Quarter	$27.43	$27.43	$27.43	2,500

        In the last two years, we have not repurchased any shares except pursuant to the share repurchase program, and we have suspended our purchases under the share repurchase program from the period beginning at the announcement of the Offer until at least ten business days after the expiration of the Offer. None of the Gidwitz Participants have purchased any of our shares within the past two years.

        Stock Option Plan.    The Company's Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan") provides for the granting of stock options to attract, retain and reward key managerial employees of the Company or its subsidiaries. The Stock Option Plan provides for the grant of options not to exceed, in the aggregate, 360,000 shares of common stock. Grants of options and option prices are established by the Compensation Committee of the Board. Option prices may not be less than the fair market value of the stock at the date of the grant. On September 26, 1995, options for 156,000 shares were granted to five individuals. Under the Stock Option Plan, options are exercisable for a ten-year period from the date of grant. Currently, a total of 73,400 options, held by James Gidwitz and Joseph Sum, remain outstanding. There have been no other grants of options since 1995.

        Employees Profit Sharing Retirement Plan.    We provide retirement benefits to all of our non-union employees through the Continental Materials Corporation Employees Profit Sharing Retirement Plan, a defined contribution plan. The plan provides a number of investment options for the participating employees including an option to invest in a fund, whose principal asset is our common stock (the "Fund"). Participation in the Fund is voluntary and participants can purchase or redeem shares in the Fund at any time. Eligible employees contribute to the plan by payroll deduction. These contributions are then used by the trustee of the plan to purchase shares. In the past sixty days, the plan has made routine periodic purchases of our common stock on the open market.

        As of April 15, 2005, the plan held approximately 62,680 shares of our common stock. The plan held 28,436 shares for the account of James Gidwitz and 10,532 shares for the account of Joseph Sum. Each plan participant that is invested in the Fund will be given the opportunity to tender some or all of the shares held in his or her account under the terms of this Offer. James Gidwitz and Joseph Sum have informed the Company that they do not intend to tender any of the shares held in their accounts.

        CMC Partnership; CMC-GFAM Partnership.    On June 24, 1986, certain members of the Gidwitz Family entered into a Partnership Agreement, as amended and restated, to consolidate their decision-making with respect to the shares owned by the Gidwitz Family. Approximately 95% of the shares beneficially owned by the Gidwitz Family (other than shares held individually by each of the Gidwitz Participants) are held by the CMC Partnership (the "Partnership"), which holds 727,126 shares of our common stock. The Partnership is comprised of several trusts and includes several members of the Gidwitz Family, whose names are set forth on the signature pages to the Partnership Agreement, which is incorporated by reference to the Schedule TO-I filed with the SEC, of which this Offer is a part. The managing partners of the Partnership include the Gidwitz Participants, as well as Gerald Gidwitz, who has no current role in the Company's management or as a member of the Board. The managing partners of the Partnership are responsible for the general management of the Partnership and its assets. General managerial decisions and general voting of shares of the Partnership are made by a majority vote of the managing partners. The managing partners may not dispose of more than 50% of the Partnership assets without first receiving approval of the transaction by at least 51% of the ownership interests in the Partnership. Without the prior written consent of all of the other partners in the Partnership, no managing partner may transfer stock held by the Partnership to any person other than a permitted transferee, or acquire stock from a person as to which the Partnership is not a permitted transferee. We have been informed by James Gidwitz that the partners in the Partnership do not intend to tender their shares in connection with the Offer.

        In addition, certain members of the Gidwitz Family are partners in the CMC-GFAM Partnership. The CMC-GFAM Partnership holds 5,256 shares. There is not a written agreement governing the CMC-GFAM Partnership; however; the partnership has agreed to buy "odd lots," whenever an opportunity to make such purchases arises. We believe that the CMC-GFAM Partnership intends not to tender its shares in the Offer.

Transactions and Agreements with Directors and Executive Officers.

        Other than as described below, we have not entered into any transactions with our executive officers or directors in the past two years.

        We currently serve as the sponsoring corporation in an Insurance Purchasing Group (the "Insurance Group"), which consists of the Company and its subsidiaries and one other company in which the Gidwitz Family is the principal owner. The cost of such insurance is allocated among all members of the Insurance Group based on such factors as, but not limited to, nature of the risk, loss history and size of operations. From time to time, we advance payments to the insurance carriers on behalf of the individual members of the Insurance Group. We invoice each member of the Insurance Group for its respective share of each payment.

        Mr. Theodore R. Tetzlaff has served as a director of the Company since 1981. Mr. Tetzlaff is also a partner in the law firm of McGuireWoods LLP. During fiscal years 2003 and 2004, the Company paid McGuireWoods LLP approximately $116,000, in the aggregate, for legal services provided to the Company in the ordinary course of business. As discussed further in "Section 18. Solicitation Fees and Expenses," the Company expects to pay McGuireWoods LLP approximately $175,000 in legal fees in connection with the Offer.

Significant Corporate Events.

        Except as described in this Offer, neither we nor any of our officers or directors or the Gidwitz Participants currently have any plans, proposals, or negotiations that relate to or would result in:

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  an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

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  a purchase, sale or transfer of an amount of our assets or any of our subsidiary's assets that would be material to us taken as a whole;

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  a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

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  any change in the present Board of Directors or management;

  •
  any class of our equity securities being delisted from AMEX. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private";

  •
  any class of our equity securities becoming eligible for termination of registration under the Exchange Act. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—AMEX";

  •
  a suspension of our obligation to file reports under the Exchange Act. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Exchange Act Registration";

  •
  a material change in our corporate structure or business or an acquisition or disposition by any person of our securities, other than as disposed of pursuant to the Offer; or

  •
  a change in our Certificate of Incorporation, bylaws or other governing documents or an action that could impede the acquisition of control of the Company.

        Although none of the Company, our officers or directors, or the Gidwitz Participants, currently has any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value, we may, in the future, undertake or plan actions that relate to or could result in one or more of these events.

        During the past two years, neither we nor any of our directors, executive officers or affiliates have entered into any negotiations, transactions or material contacts with respect to any merger, consolidation, acquisition, tender offer for or other acquisition of securities, election of our directors or sale or other transfer of a material amount of assets.

SECTION 4.    REPORTS, OPINIONS, AND APPRAISALS.

        In February 2005, we retained Mesirow Financial, an investment banking firm, on the basis of its reputation and experience, to provide strategic advice regarding our consideration of a self-tender offer. We did not engage Mesirow to provide us with a fairness opinion or appraisal regarding the Offer. Neither the Company nor any of its officers, directors or the Gidwitz Participants has had a material relationship with Mesirow during the past two years, except that during the past two years, Mesirow has served as the Company's insurance broker. For insurance brokerage services, we pay Mesirow an annual service fee of approximately $60,000. We have agreed to pay Mesirow a retainer of $50,000 upon commencement of the Offer, plus an additional fee equal to $0.15 per share tendered ($60,000 if 400,000 shares are tendered). Mesirow prepared a written presentation which identifies and analyzes issues related to the liquidity of our shares, book value of our shares and current and historical market price of our shares. In addition, the presentation highlights certain precedent transactions for the Board's review and consideration. Mesirow's presentation is attached as Exhibit 99(c) to the Schedule TO-I in which this Offer to Purchase has been filed with the SEC and will be made available for inspection and copying by any interested stockholder, or such stockholders' representative who has been designated in writing, at the principal executive offices of the Company, during its regular business hours. Any interested stockholder or its representative who has been designated in writing may also receive a copy of the presentation (at the expense of the requesting stockholder) by making a written request to the Company.

        Except as described above, neither we nor, to our knowledge, any of our affiliates, has received any written report, opinion, or appraisal from an outside party that is materially related to the Offer, including, but not limited to, any report, opinion, or appraisal relating to the purchase price range or the fairness of the transaction to the Company, any of our affiliates, or to security holders who are not affiliates. The Board of Directors did not receive a fairness opinion because of its knowledge and expertise related to the Company and it did not believe the costs associated with such an opinion would be justified for the reasons described in "Section 3. Position of the Board of Directors and Filing Persons; Fairness of the Offer."

SECTION 5.    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

General.

        The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings, administrative pronouncements and judicial decisions, all in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, foreign, state or local taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the Internal Revenue Service (the "IRS") with respect to the tax matters discussed below.

        As used herein, a "U.S. Holder" means a beneficial owner of shares that is (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S.

persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" means a beneficial owner of shares that is neither a U.S. Holder nor a partnership. Without definite knowledge to the contrary, we will determine whether a stockholder is a Non-U.S. Holder by reference to the stockholder's address.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

        EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THAT STOCKHOLDER OF TENDERING SHARES PURSUANT TO THE OFFER AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OTHER TAX CONSEQUENCES WITH RESPECT TO THE OFFER.

U.S. Federal Income Tax Treatment of U.S. Holders.

        Characterization of Sale of Shares Pursuant to the Offer.    The sale of shares by a stockholder to us for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder to us for cash pursuant to the Offer will be treated as a "sale or exchange" of shares for U.S. federal income tax purposes, rather than as a distribution by the Company with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a "complete termination" of the U.S. Holder's interest in the Company under Section 302(b)(3) of the Code, (ii) is a "substantially disproportionate" redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the "Section 302 Tests").

        The receipt of cash by a U.S. Holder will be a "complete termination" if the U.S. Holder owns no shares in the Company either actually or constructively immediately after the shares are sold pursuant to the Offer. A U.S. Holder who actually owns no shares in the Company immediately after the sale of shares pursuant to the Offer may be eligible to waive certain constructive ownership rules under procedures described in Section 302(c) of the Code.

        The receipt of cash by a U.S. Holder will be "substantially disproportionate" if the percentage of the outstanding shares in the Company actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

        Even if the receipt of cash by a U.S. Holder fails to satisfy the "complete termination" test and the "substantially disproportionate" test, a U.S. Holder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the U.S. Holder's surrender of shares pursuant to the Offer results in a "meaningful reduction" in the U.S. Holder's interest in the Company. Whether the receipt of cash by a U.S. Holder will be "not essentially equivalent to a dividend" will depend upon the U.S. Holder's particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

        Special "constructive ownership" rules will apply in determining whether any of the Section 302 Tests has been satisfied. U.S. Holders must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

        Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the Section 302 Tests has been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by the Company. Thus, proration may affect whether the surrender of shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See "Section 9. Conditional Tender Procedures" for information regarding an option to make a conditional tender of a minimum number of shares. A U.S. Holder should consult his or her own tax advisor regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

        U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

        Sale or Exchange Treatment.    If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" of shares for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder's adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder's adjusted tax basis for the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period for the shares that were sold exceeds one year as of the date of the purchase by the Company pursuant to the Offer. In the case of a U.S. Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on the shares held for more than one year is 15%. A U.S. Holder's ability to deduct capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that the Company purchases from the U.S. Holder pursuant to the Offer.

        Distribution Treatment.    If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by the Company with respect to the U.S. Holder's shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution will be treated as a dividend, taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits as determined under U.S. federal income tax purposes. Such dividend will be taxed in its entirety without a reduction for the U.S. Holder's adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares will be added to the adjusted tax basis of the U.S. Holder's remaining shares, if any. The amount of the distribution in excess of the Company's current or accumulated earnings and profits will be treated as a return of the U.S. Holder's adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder's adjusted tax basis), and then as gain from the sale or exchange of the shares.

        If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (1) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (1) whether a dividend-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at a maximum rate of 15% through 2008.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

        Withholding by the Company.    See "Section 6. Procedures for Tendering Shares" with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders.

        Sale or Exchange Treatment.    Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a "sale or exchange" pursuant to the Section 302 Tests described above under "U.S. Federal Income Tax Treatment of U.S. Holders" unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (2) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (3) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of the shares of the Company. Shares of the Company will constitute a U.S. real property interest with respect to a Non-U.S. Holder if the Company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (1) the period during which the Non-U.S. Holder held shares or (2) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer. We do not believe that we are currently, or have been during the last five years, a United States real property holding corporation.

        Distribution Treatment.    If the Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to the Company pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as capital from the sale of shares will be determined in the manner described above under "U.S. Federal Income Tax Treatment of U.S. Holders." To the extent amounts received by a Non-U.S. Holder are treated as dividends, such dividends generally will be subject to U.S. federal withholding at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty and the Company has received proper certification. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

        A Non-U.S. Holder may be eligible to obtain a refund or credit of any excess amounts of U.S. federal withholding tax if the Non-U.S. Holder meets any of the three Section 302 Tests described above under "U.S. Federal Income Tax Treatment of U.S. Holders" with respect to the sale of shares pursuant to the Offer, or is entitled to a reduced rate of withholding pursuant to an applicable income tax treaty (and the Company withheld at a higher rate), in either case, provided that an appropriate claim is filed with the IRS. Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (or, if provided in an applicable income tax treaty, dividends that are attributable to a U.S. permanent establishment) are not subject to U.S. federal withholding tax but instead are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. In that case, the Company will not have to withhold U.S. federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, if dividends or gain in respect of the shares are effectively connected with the conduct of a trade or business in the United States.

        Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

        Backup Withholding.    See "Section 6. Procedures for Tendering Shares" for a discussion of U.S. federal income tax backup withholding.

        Employees Profit Sharing Retirement Plan.    Please refer to the "Letter from New York Life Trust Company to the Participants in the Continental Materials Corporation Employees Profit Sharing Retirement Plan," together with the Offer to Purchase for a description of the special tax consequences that are applicable to shares held pursuant to the Employees Profit Sharing Retirement Plan.

        Holders of Vested Stock Options.    Holders of vested stock options who hold options which are intended to be "incentive stock options" for tax purposes should consult their own tax advisor as to the special tax consequences that may be applicable upon the exercise of any such options and the tender of the shares subject to such options into the Offer in light of the requisite holding periods under the Code.

        THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

PROCEDURES AND TERMS OF THE OFFER

SECTION 6.    PROCEDURES FOR TENDERING SHARES.

TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST
VALIDLY COMPLETE THE LETTER OF TRANSMITTAL

Shares Held in Certificated Form.

        For your shares to be properly tendered, either (1) or (2) below must occur:

          (1)   The Depositary must receive all of the following before or on the expiration date of the Offer at the Depositary's address on the back page of this Offer to Purchase:

      •
      either (i) the certificates for the shares or (ii) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described below in this Section 6, AND

      •
      one of (i) a properly completed and executed Letter of Transmittal or facsimile thereof, including any required signature guarantees or (ii) an "agent's message" of the type described below in the case of a book-entry transfer, AND

      •
      any other documents required by the Letter of Transmittal; OR

          (2)   You must comply with the procedure for Guaranteed Delivery set forth in "Guaranteed Delivery" of this Section 6. Any stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for Guaranteed Delivery.

Signature Guarantee and Method of Delivery.

        Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

  •
  the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 6, includes any participant in Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or

  •
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an eligible guarantor institution.

        See Instruction 1 of the Letter of Transmittal.

        On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal, then:

  •
  your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

  •
  the signature on (1) the Letter of Transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

        THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

        ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING THE LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO THE COMPANY, OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO THE COMPANY OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Delivery.

        The Depositary will establish an account with respect to the shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this Offer. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Even if delivery of shares is made through a book-entry transfer into the Depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

          (1)   The Depositary must receive all of the following before or on the expiration date at the Depositary's address on the back page of this Offer to Purchase:

      •
      one of (a) a properly completed and executed Letter of Transmittal or a manually signed facsimile thereof, including any required signature guarantees or (b) an agent's message as described below in the case of a book-entry transfer; and

      •
      any other documents required by the Letter of Transmittal; or

          (2)   The guaranteed delivery procedure described below must be followed.

        DELIVERY OF THE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against them.

Guaranteed Delivery Procedures.

        If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary before the expiration date, you can still tender your shares, provided that all of the following conditions are satisfied:

          (1)   The tender is made by or through an eligible guarantor institution;

          (2)   The Depositary receives by hand, mail, overnight courier, or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

          (3)   All of the following are received by the Depositary within three AMEX trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery:

      •
      one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described above, and

      •
      one of (a) a properly completed and executed Letter of Transmittal or a manually signed facsimile thereof, including any required signature guarantees or (b) an "agent's message" of the type described above in the case of a book-entry transfer, and

      •
      any other documents required by the Letter of Transmittal.

Return of Unpurchased Shares.

        If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

        All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Shares Held Through Broker, Dealer, Commercial Bank, Trust Company and Other Nominee.

        If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares. You should contact your broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the Depositary by the expiration date of our Offer.

Shares Held Through Our Employees Profit Sharing Retirement Plan.

        If you are a participant in the Continental Materials Corporation Employees Profit Sharing Retirement Plan and you have a balance in the Continental Materials Corporation Company Stock Fund (the "Fund"), you must instruct New York Life Trust Company, the plan's trustee, if you decide to tender some or all of the shares of our stock credited to your account. Participants must follow the instructions in the "Letter from New York Life Trust Company to the Participants in the Continental Materials Corporation Employees Profit Sharing Retirement Plan." If you do not wish to tender shares, you do not need to take any action. All documents furnished to stockholders generally in connection with the Offer will be furnished to participants whose plan accounts are credited with shares. PARTICIPANTS IN OUR EMPLOYEES PROFIT SHARING RETIREMENT PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF SHARES HELD IN SUCH PLAN, BUT MUST USE THE SEPARATE DIRECTION FORM SENT TO THEM FROM NEW YORK LIFE TRUST COMPANY. If you hold any shares outside of our Employees Profit Sharing Retirement Plan in addition to shares you hold in our Employees Profit Sharing Retirement Plan, and you wish to tender those shares as well, you should follow the procedures set forth elsewhere in this Offer and the related Letter of Transmittal with respect to the tender of those shares.

        Our Employees Profit Sharing Retirement Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender shares at a price that is lower than the closing price of our common stock on AMEX on the expiration date of the Offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on AMEX on the expiration date. This may result in such shares not being purchased in the Offer. Additionally, if the prevailing market price is higher than the highest tender price (i.e., $30.50), your shares will not be eligible for purchase.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement.

        A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to the Company that:

  •
  you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

  •
  the tender of shares complies with Rule 14e-4.

        It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of any period), the person so tendering:

  •
  has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

  •
  will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this Offer to Purchase and related documents.

U.S. Federal Backup Withholding Tax.

        Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in "Section 5. United States Federal Income Tax Consequences") should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

        Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in "Section 5. United States Federal Income Tax Consequences")) are not subject to these backup withholding rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or a Substitute Form W-8BEN, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the Depositary at the address and telephone and telephone number set forth in the back cover page of this Offer to Purchase. See Instructions 13 and 14 of the Letter of Transmittal.

        To prevent backup federal income tax withholding equal to 28% of the gross payments made to stockholders for shares purchased under the Offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide certain other information by completing the substitute Form W-9 included with the Letter of Transmittal.

        EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING HIS, HER OR ITS QUALIFICATIONS FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING ANY APPLICABLE EXEMPTION.

        For a discussion of U.S. federal income tax consequences to tendering stockholders, see "Section 5. United States Federal Income Tax Consequences."

Withholding for Non-U.S. Holders.

        Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary will deduct U.S. federal withholding taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or its agent unless the Depositary determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or substitute form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or substitute form). A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or substitute form) generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 5 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or substitute form) or IRS Form W-8ECI (or substitute form)) unless facts and circumstances indicate that reliance is not warranted.

        A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (1) meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in "Section 5. United States Federal Income Tax Consequences" that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (2) is otherwise able to establish that no tax or a reduced amount of tax is due.

        Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost or Destroyed Certificates.

        If your certificate for part or all of your shares has been lost, stolen, misplaced, or destroyed, you should contact LaSalle Bank National Association, the Depositary for the shares, at 312-904-5042, Attn: Shareholder Services, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the Depositary immediately in order to receive further instructions, to permit timely processing of this documentation, and for a determination as to whether you will need to post a bond.

SECTION 7.    WITHDRAWAL RIGHTS.

        Shares tendered may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn at any time after 12:00 midnight, New York City time, on June 17, 2005. Except as otherwise provided in this Section 7, tenders of shares are irrevocable.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address appearing on the back page of this Offer. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

        If shares have been tendered under the procedure for book-entry transfer set forth in "Section 6. Procedures for Tendering Shares," any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, the Depositary, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in "Section 6. Procedures for Tendering Shares."

        If we extend the Offer, if we are delayed in the purchase of shares, or if we are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 7.

        Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

SECTION 8.    PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

        Upon the terms and conditions of the Offer, promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered at or below the purchase price and not properly withdrawn.

        For purposes of the Offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the conditional tender and proration provisions of the Offer, only when, as and if the Company gives oral or written notice to the Depositary of our acceptance of the shares for payment.

        Upon the terms and conditions of the Offer, promptly after the expiration date, we will accept for payment and pay a single per share purchase price for up to 400,000 shares or, if less, all of the shares properly tendered and not properly withdrawn in the Offer, subject to increase or decrease as provided in "Section 11. Extension of the Offer; Termination; Amendment," and subject to proration as described in "Section 1. Number of Shares; Priority of Purchases; Proration," if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn.

        We will pay for shares purchased under the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, the Company will determine the proration percentage and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately five business days, or longer, after the expiration date.

        We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in the Offer. See the conditions to the Offer in "Section 10. Conditions of the Offer."

Stock Transfer Taxes.

        We will pay all stock transfer taxes, if any, that are payable on the transfer to us of shares purchased under the Offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder; (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder; or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 8 of the Letter of Transmittal.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN, AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL, OR IN THE CASE OF A NON-U.S. HOLDER (AS DEFINED IN "SECTION 5. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES"), A FORM W-8BEN, MAY BE SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING OF TWENTY-EIGHT PERCENT (28%) OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE OFFER. See "Section 6. Procedures for Tendering Shares." Also see "Section 5. United States Federal Income Tax Consequences" for additional United States federal income tax consequences.

SECTION 9.    CONDITIONAL TENDER PROCEDURES.

        Under certain circumstances, we may prorate the number of shares purchased pursuant to the Offer. As discussed in "Section 5. United States Federal Income Tax Consequences," the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares pursuant to the Offer in such a manner that the purchase will be treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of the stockholder's tendered shares are purchased.

        EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

        If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 400,000 shares are properly tendered and not properly withdrawn at or below the purchase price selected by us and we do not exercise our discretion to purchase more shares (up to 2%), requiring proration of our acceptance of and payment for tendered shares, then we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 400,000 shares, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 400,000 shares (or an amended amount). In selecting among these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

        All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

SECTION 10.    CONDITIONS OF THE OFFER.

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase, or pay for any shares tendered, and may terminate, postpone, or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after April 22, 2005, and prior to the time of payment for any such shares (whether any shares have been accepted for payment, purchased, or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) that, in our judgment in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (1)   There shall have been threatened, instituted, or pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly (a) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer, or otherwise relates in any manner to the Offer or (b) in our judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations, or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

          (2)   There shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or to us, by any court or any authority, agency, or tribunal that, in our judgment, would or might directly or indirectly (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer; (b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; (c) materially impair the contemplated benefits of the Offer to us; or (d) materially and adversely affect our business, condition (financial or otherwise), income, operations, or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

          (3)   There shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., whether or not mandatory; (c) the occurrence, commencement or escalation of a war, armed hostilities, or other international or national calamity directly or indirectly involving the U.S. or any of its territories, including, but not limited to, an act of terrorism; (d) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event that, in our judgment, might affect, the extension of credit by banks or other lending institutions in the U.S.; (e) any significant decrease in the market price of the shares between April 21, 2005, the last trading day before the commencement of the Offer, and the close of trading on the last trading day before the expiration of the Offer, or any change in the general political, market, economic or financial conditions in the U.S. or abroad that could, in our judgment, have a material adverse effect on our business, operations, or prospects or on the benefits of the Offer to us; or (f) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (4)   A tender or exchange offer with respect to some or all of the shares (other than the Offer), or a merger, business combination or acquisition proposal with or involving us, shall have been proposed, announced, or made by another person or shall have been publicly disclosed;

          (5)   (a) Any entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than any entity, group, or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 22, 2005, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock or shares of our common stock representing 5% or more of the combined voting power of our common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise; (b) any new group shall have been formed that beneficially owns more than 5% of the outstanding shares; (c) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 22, 2005, shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares of common stock or shares of our common stock representing 2% or more of the combined voting power of our common stock; or (d) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of, our shares of common stock or the assets or securities of any of our subsidiaries, other than in connection with a transaction authorized by our Board of Directors;

          (6)   Any change or changes shall have occurred or are threatened in our or any of our subsidiaries' business, condition (financial or otherwise), income, operations, prospects or stock ownership that, in our reasonable judgment, has or could have a material adverse effect on us or our subsidiaries or on the benefits of the Offer to us; or

          (7)   As a result of any event described in the preceding paragraphs, or any other event, our Board reasonably concludes that the exercise of its fiduciary duties requires us to terminate the Offer.

        The foregoing conditions are for our sole benefit, and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. We will not waive any condition or part of a condition on behalf of a particular stockholder or stockholders but only on behalf of all of our stockholders. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties. All of the conditions to the Offer must be satisfied or waived prior to the expiration date of the Offer.

SECTION 11.    EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

        We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        We also reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to the Offer fail to be satisfied by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in "Section 10. Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any disclosure of a material change in the information published, sent or given to stockholders will be disseminated promptly to stockholders in a manner reasonably calculated to inform stockholders of such change to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act.

        Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, PR News Wire, Dow Jones News Service or another comparable news service.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer price and the number of shares being sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a business day means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the expiration date, we increase the consideration offered to holders of shares pursuant to the Offer, such increased consideration will be paid to all holders whose shares are purchased in the Offer whether or not such shares were tendered prior to such increase.

        If we undertake any of the following actions:

  •
  increase or decrease the purchase price range for the shares;

  •
  increase the number of shares being sought in the Offer by more than 2% of our outstanding shares; or

  •
  decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 11, then the Offer will be extended until the expiration of such period of ten business days.

SECTION 12.    SOURCE AND AMOUNT OF FUNDS.

        Assuming we purchase 400,000 shares, the maximum number of shares that we may purchase pursuant to the Offer and pay the highest price of $30.50, we will pay an aggregate purchase price of $12.2 million. We expect our fees and expenses for the Offer to be approximately $375,000. We have obtained the funds necessary to purchase shares tendered in the Offer by increasing our term loan by $12.5 million. We will pay the related fees and expenses in excess of $300,000 from existing cash balances or by borrowing under our existing revolving credit facility. We intend to repay the term loan and any revolving credit borrowings with cash flow from operations. Our Offer is not contingent on financing.

        The revolving credit facility and term loan was initially established pursuant to a Revolving Credit and Term Loan Agreement, dated as of September 5, 2003, as amended, by and among the Company, as borrower, LaSalle Bank National Association, as agent and a lender, and Fifth Third Bank, as a lender (the "Loan Agreement"). On May 29, 2004, we amended our Loan Agreement with our existing two banks to extend the term of the revolving credit facility through July 31, 2006 and to increase the stated dollar limit of our ability to purchase treasury stock to $2,750,000. On April 14, 2005, we amended the Loan Agreement to increase borrowings under the term loan by $12.5 million to provide the cash needed for the Offer. The amendment also allows us to purchase any capital stock outside of the Offer (and after the expiration of the Offer), in an amount not to exceed $2.0 million. The revolving credit facility is for a maximum of $10.0 million and is generally used by the Company for seasonal cash needs and standby letters of credit. The revolving credit line (under our Loan Agreement) currently has $2.2 million in borrowings outstanding. Approximately $2.0 million in standby letters of credit are outstanding.

        The Loan Agreement provides that, at our option, the term loan and revolving credit facility will bear interest at prime or a performance-based LIBOR rate. Based on the terms of the April 14, 2005 amendment, the increase in the term loan and our performance for the year ended January 1, 2005, the performance based rates would be LIBOR plus 2.00% for the term loan and LIBOR plus 1.75% for borrowings under the revolving credit facility. Payment of accrued interest is due and payable quarterly by the Company.

        The Loan Agreement requires us to maintain certain levels of consolidated tangible net worth, to attain certain levels of cash flow on a rolling four-quarter basis, and to maintain certain ratios including consolidated debt to cash flow. Additional borrowings, acquisition of stock of other companies, repurchases of our stock and payment of cash dividends are either limited or require prior approval by the lenders.

        The foregoing description is qualified in its entirety by reference to the Loan Agreement, and the amendments thereto, which are exhibits to the Schedule TO-I in which this document has been filed with the SEC.

INFORMATION ABOUT CMC AND OUR STOCKHOLDERS

SECTION 13.    PRICE RANGE OF SHARES; DIVIDENDS.

        Share Prices; Dividends. The shares are listed and traded on the AMEX under the trading symbol "CUO." The following table sets forth, for the fiscal quarters indicated, the high and low closing share prices on the AMEX.

		High	Low
2005	First Quarter	$30.60	$27.29
2004	Fourth Quarter	$28.70	$26.40
	Third Quarter	29.25	27.80
	Second Quarter	29.40	28.35
	First Quarter	29.40	27.40
2003	Fourth Quarter	$29.10	$23.25
	Third Quarter	23.40	23.00
	Second Quarter	26.45	20.15
	First Quarter	27.30	26.45

        On March 23, 2005, the last full trading day on AMEX prior to our announcement of this Offer, the closing price of the shares on AMEX was $28.22. Historically, we have not paid any dividends to our stockholders and we have no present intention to pay dividends. We anticipate that any earnings will be retained for the development of our business. Our Loan Agreement restricts our payments of dividends, subject to our lenders' prior approval.

        WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR THE SHARES.

SECTION 14.    INFORMATION ABOUT CMC.

General.

        We are a corporation incorporated in Delaware in 1954. We operate through our subsidiaries in the construction materials and heating and air conditioning industries. The construction materials segment accounts for approximately 63% of our sales. The subsidiaries in the construction materials segment are Transit Mix Concrete Co., Castle Concrete Company, Transit Mix of Pueblo, Inc., Rocky Mountain Ready Mix Concrete, Inc., and McKinney Door & Hardware, Inc. The construction materials segment produces and sells ready-mix concrete and construction aggregates along the Front Range in Colorado. This segment also fabricates and sells steel and wood doors and other types of construction materials, including steel reinforcement bars. The doors and construction materials are primarily distributed in Colorado, though McKinney Door & Hardware serves other states. This segment sells primarily to contractors, home-builders, government entities and other businesses in the construction industry. The companies in the heating and air conditioning industry are Williams Furnace Co. and Phoenix Manufacturing, Inc. Williams produces and sells wall furnaces, console heaters and fan coils. Phoenix Manufacturing produces and sells evaporative coolers. Wall furnaces, console heaters and evaporative coolers are marketed primarily to retail home centers and wholesale distributors primarily in the Western and Southwestern United States. Fan coils are sold nationwide primarily to heating and air conditioning contractors or other businesses serving the commercial heating and air-conditioning market. Our principal executive office is located at 200 South Wacker Drive, Suite 4000, Chicago, Illinois, 60606. Our telephone number is 312-541-7200.

Summary Financial Information.

        The summary financial information set forth below for the fiscal years ended January 1, 2005 and January 3, 2004 has been derived from the audited consolidated financial statements contained in our Annual Reports on Form 10-K for the same periods. More comprehensive financial information is included in the Form 10-K and other documents we have filed with the SEC that are incorporated herein by reference. The financial information that follows is qualified in its entirety by reference to such reports. Copies of these reports may be obtained as described below.

	Fiscal Year Ended
	January 1, 2005	January 3, 2004
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data (Note 1):
Sales	$126,940	$120,165
Operating Income	3,505	3,840
Interest expense	516	670
Net Income	$2,373	$2,349
Basic earnings per share	$1.41	$1.34
Diluted earnings per share	$1.38	$1.31
Ratio of earnings to fixed charges (Note 2)	2.23	2.20
Comprehensive income	$2,571	$2,488
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$5,519	$7,778
Net cash used in investing activities	3,350	2,535
Financing activities:
Repayment of long-term debt	1,970	2,550
Acquisitions of treasury stock	1,980	1,620

Net cash used in financing activities	3,950	4,170

Net increase (decrease) in cash	(1,781)	1,073
Cash and cash equivalents at beginning of period	4,609	3,536

Cash and cash equivalents at end of period	$2,828	$4,609

	As of
	January 1, 2005	January 3, 2004
	(In thousands, except per share amounts)
Consolidated Balance Sheet Data:
Current assets	$45,880	$41,617
Noncurrent assets	40,003	40,918
Current liabilities	21,472	16,883
Noncurrent liabilities	12,963	14,795
Book value per share (fully-diluted shares) (Note 3)	$31.09	$29.52
Tangible book value per share (fully-diluted shares) (Note 3)	$26.15	$24.65

Note 1—The Company had no discontinued operations during any of the above reporting periods.

Note 2—The ratio of earnings to fixed charges was computed by dividing the sum of: (1) income before income taxes, (2) interest expense and (3) fixed lease charges by the sum of (a) interest expense and (b) fixed lease charges.

Note 3—Book value and tangible book value per share were computed by dividing total shareholders' equity and total shareholders' equity less net intangible assets, respectively, by the common shares outstanding at the end of each of the above reporting periods adjusted for the dilutive effect of shares issuable under outstanding stock options.

Summary Unaudited Pro Forma Financial Information.

        The following summary unaudited pro forma financial information for the fiscal years ended January 1, 2005 and January 3, 2004 has been adjusted for certain costs and expenses to be incurred as a result of the purchase of 400,000 shares pursuant to the Offer. The Consolidated Statement of Operations gives effect to the purchase of shares as of the beginning of each period presented. The Consolidated Balance Sheet Data gives effect to the purchase of shares as of the balance sheet date. The summary unaudited pro forma financial information is presented for comparative purposes only and is not intended to be indicative of actual results of continuing operations or financial position that would have been achieved had the Offer been completed as of the date indicated, nor does it purport to indicate results which may be attained in the future.

        We have assumed that we purchased all of the shares for which we are making an Offer at the maximum purchase price of $30.50 per share for a total price of $12.2 million. In addition, we expect to incur approximately $375,000 in expenses related to the Offer. Such expenses are included as part of the cost of the shares purchased.

	Fiscal Year Ended January 1, 2005		Fiscal Year Ended January 3, 2004
	Actual	Pro Forma	Actual	Pro Forma
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Sales	$126,940	$126,940	$120,165	$120,165
Operating Income	3,505	3,505	3,840	3,840
Interest expense	516	1,223	670	1,410
Other income, net	134	134	279	279
Income before income taxes	3,123	2,415	3,449	2,709
Provision for income taxes	750	509	1,100	848
Net Income	$2,373	$1,906	$2,349	$1,861
Basic earnings per share	$1.41	$1.49	$1.34	$1.37
Weighted average shares outstanding	1,681	1,281	1,754	1,354
Diluted earnings per share	$1.38	$1.44	$1.31	$1.34
Weighted average shares outstanding	1,725	1,325	1,791	1,391
Ratio of earnings to fixed charges	2.23	1.75	2.20	1.75
Comprehensive income	$2,571	$2,104	$2,488	$2,000
Consolidated Balance Sheet Data:
Current assets	$45,880	$45,880
Noncurrent assets	40,003	40,053
Current liabilities	21,472	22,597
Noncurrent liabilities	12,963	24,463
Book value per share (fully-diluted shares)	$31.09	$30.98
Tangible book value per share (fully-diluted shares)	$26.15	$24.51

Assumptions to Pro Forma Financial Information and Data:

1.
Assumes that 400,000 shares are purchased at $30.50 per share, for a total of $12.2 million.

2.
Costs directly related to tender offer are assumed to be $375,000 and are included in the cost of the repurchased shares.

3.
Assumes financing costs of $50,000 are incurred, deferred and amortized over the 6 year life of the term loan.

4.
The $12.2 million to repurchase the shares and $300,000 of the tender offer costs is financed by additional term loan borrowings of $12.5 million. The balance of the tender offer costs ($75,000) and the financing costs ($50,000) are financed by borrowings under the existing revolving credit facility. Interest on the additional term loan is calculated at 5.1% which approximates the current 90 LIBOR (3.09%) plus 2.00%, the applicable interest rate margin under the amendment to the Loan Agreement. Interest on the historical average outstanding term loan and revolving credit was increased by .5% (one-half percent) for 2004 and .69% for 2003 to reflect the higher interest rate margin as a result of the increased funded debt level. Interest on the additional revolving credit borrowings of $125,000 is calculated at 4.85% which approximates the current 90 day LIBOR plus 1.75%, the applicable interest rate margin under the Loan Agreement related to revolving credit borrowings.

5.
The income tax benefit of the additional interest expense was computed at 34%, the statutory corporate federal income tax rate.

6.
Pro forma basic earnings per share is based on the weighted average number of shares of common stock outstanding during each period, decreased by 400,000 shares assumed repurchased. Pro forma diluted earnings per share is similarly computed except that the assumed average number of shares of common stock outstanding during each period is adjusted for the dilutive effect of shares issuable under outstanding stock options.

7.
The pro forma ratio of earnings to fixed charges was computed by dividing the sum of: (1) pro forma income before income taxes, (2) pro forma interest expense and (3) fixed lease charges by the sum of (a) pro forma interest expense and (b) fixed lease charges.

8.
Pro forma book value and tangible book value per share assume the repurchase of 400,000 shares for $12.2 million plus $375,000 of transaction costs.

Additional Information.

        We are subject to the information and reporting requirements of the Exchange Act and in accordance with such requirements, we file with the SEC periodic reports, proxy statements, and other information relating to our business, financial condition and other matters.

        We are required to disclose in proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities, and any material interest of such persons in transactions with the Company. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer, including certain information required by Rule 13e-3 of the Exchange Act relating to "going private" transactions, although we do not anticipate that this Offer will result in our common stock being delisted from the AMEX nor do we anticipate deregistering our shares pursuant to the Exchange Act.

        The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the SEC's public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC. These reports, statements and other information concerning us may also be inspected at the offices of AMEX, 86 Trinity Place, New York, NY 10006, 212-306-1000.

        Incorporation by Reference.    The rules of the SEC allow the Company to "incorporate by reference" information into this Offer to Purchase, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about the Company.

SEC FILING (FILE NO. 01-3834)	PERIOD OR DATE FILED
Annual Report on Form 10-K	Fiscal Year ended January 1, 2005
Current Reports on Form 8-K	Filed March 24, 2005 (except for information furnished under Item 2.02 of Form 8-K, which is not deemed filed and not incorporated by reference herein)
Filed April 4, 2005
Filed April 18, 2005

        The documents incorporated by reference, including particularly our Annual Report on Form 10-K for the year ended January 1, 2005, contain financial statements and other information about our financial condition that is being incorporated by reference into this document. The financial statements are located beginning on page 18 of the Company's Annual Report on Form 10-K, and our selected consolidated financial data and management's discussion and analysis of financial condition and results of operations begin on page 8 of such Form 10-K.

        You may obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from Continental Materials Corporation, 200 South Wacker Drive, Suite 4000, Chicago, Illinois, 60606, telephone: 312-541-7200. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website at http://www.sec.gov. Such documents may also be inspected at the locations described above.

SECTION 15.    IDENTITY AND BACKGROUND OF CERTAIN PERSONS.

        Certain information about members of our Board of Directors (including the Gidwitz Participants) and executive officers is set forth below. Unless otherwise noted, the address and telephone number of each person is the same as that of the Company and each individual is a United States citizen.

Directors.

        William D. Andrews, age 57, is the former Senior Vice President, Executive Vice President and Director of Fixed Income for Stein, Roe & Farnham, a financial services company. Mr. Andrews served in such position for Stein, Roe & Farnham from 1986-2002.

        Betsy R. Gidwitz, age 64, has served as a director of the Company since 1996. She was an Instructor at Massachusetts Institute of Technology until 1992.

        James G. Gidwitz, age 58, has served as a director of the Company since 1978, and has been Chairman of the Board and Chief Executive Officer of the Company since 1983.

        Ralph W. Gidwitz, age 69, has served as a director of the Company since 1984. Managing Partner and Chief Executive Officer of Capital Results LLC (formerly Financial Capital, LLC) a financial consulting company, since 1996.

        Peter E. Thieriot, age 62, has served as a director of the Company since 2001. General Manager of Elk Mountain Ranch Company, LLC, a privately owned livestock ranch, since 1993.

        Theodore R. Tetzlaff, age 60, has served as a director of the Company since 1981. Partner in the law firm of McGuireWoods LLP since January 2002. General Counsel of Peoples Energy Corporation since 2003. Partner in the Chicago law firm of Jenner & Block LLP from 1982 through 2001. Mr. Tetzlaff also served as General Counsel of Tenneco Inc., an oil and gas company, from 1992 to 1999.

        Thomas H. Carmody, age 58, has served as a director of the Company since 1994. Chairman of the Board of Ameridream, a charitable organization providing housing down payment assistance for qualifying individuals since 2003. Chief Executive Officer of Summitt International, LLC, a sports marketing and distribution company, since 1999. Mr. Carmody previously held the same position with Continental Sports Group, LLC, a sports marketing and distribution company, from 1998 to 1999.

        Ronald J. Gidwitz, age 60, has served as a director of the Company since 1974. Partner in GCG Partners, a strategic consulting and equity capital firm, since 1998.

        Darrell M. Trent, age 66, has served as a director of the Company since 1997. Chairman of the Board and Chief Executive Officer of Acton Development Company, Inc., a real estate development and property management company, since 1988.

Officers.

        Joseph J. Sum, age 57, currently serves as Chief Financial Officer, Vice President and Treasurer of the Company, and has been an officer of the Company since 1978. Mr. Sum has been Vice President and Treasurer of the Company since 1988. Mr. Sum previously served as Assistant Treasurer of the Company from 1978 through August 1988, Controller from 1979 through January 1989 and Secretary from 1983 through February 1993.

        Mark S. Nichter, age 54, currently serves as Secretary and Controller of the Company. Mr. Nichter has been an officer of the Company since 1989. Mr. Nichter has served as the Company's Secretary since 1992 and Corporate Controller since 1989.

        Our above-listed directors and officers have neither been convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law.

SECTION 16.    SECURITY OWNERSHIP OF CMC SHARES.

        As of April 15, 2005 the Company had 1,647,914 issued and outstanding shares of common stock, par value $0.25.

Security Ownership of Certain Beneficial Owners and Management.

        The following information is furnished as to our common stock owned beneficially as of April 15, 2005 by (i) each director, (ii) the named executive officers, (iii) directors and named executive officers as a group, and (iv) persons that have reported beneficial ownership of more than 5% of our common stock.

Name and Address of Beneficial Owner	No. of Shares		Percent of Class(1)
Gidwitz Family(2) 200 South Wacker Drive, Suite 4000 Chicago, Illinois 60606	875,156	(3)	51.2%
Warren G. Lichtenstein 750 Lexington Avenue New York, New York 10022	335,700	(4)	20.4%
Franklin Advisory Services, LLC One Parker Plaza, 16th Floor Fort Lee, NJ 07024	99,500	(5)	6.0%
William D. Andrews	2,000		*
Thomas H. Carmody	200		*
James G. Gidwitz	94,438	(3)(6)	5.5%
Betsy R. Gidwitz	6,002	(7)	*
Ralph W. Gidwitz	6,002	(8)	*
Ronald J. Gidwitz	6,002	(9)	*
Mark S. Nichter	0		*
Joseph J. Sum	26,932	(10)	1.6%
Theodore R. Tetzlaff	0		*
Peter E. Thieriot	2,000		*
Darrell M. Trent	2,000		*
All directors, nominees and named officers as a group (includes ten persons)	932,000	(11)	54.1%

*
Percentage of shares beneficially owned does not exceed 1%.

(1)
Calculations are based on 1,647,914 shares of common stock issued and outstanding as of April 15, 2005. Shares subject to options exercisable within 60 days of April 15, 2005 are considered for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentages held by others.

(2)
The Gidwitz Family includes James Gidwitz and Ronald Gidwitz, sons of Gerald Gidwitz. The late Joseph Gidwitz was Gerald Gidwitz's brother. Ralph Gidwitz is a son of, and Betsy Gidwitz is a daughter of, Joseph Gidwitz. Gerald Gidwitz, together with his descendants, as well as the descendants of Joseph Gidwitz are herein referred to as the "Gidwitz Family." The Gidwitz

  Family holdings include the shares identified in the table above and directly owned by James Gidwitz, Betsy Gidwitz, Ralph Gidwitz and Ronald Gidwitz, as well as the following shares:

  (a)
  727,126 shares owned by the CMC Partnership whose managing partners are Betsy Gidwitz, Gerald Gidwitz, James Gidwitz, Ralph Gidwitz, and Ronald Gidwitz;

  (b)
  5,256 shares owned by the CMC-GFAM Partnership whose beneficial owners are certain members of the Gidwitz Family, including trusts created for the benefit of the children of James Gidwitz and Ronald Gidwitz; and

  (c)
  30,330 shares held directly by members of the Gidwitz Family other the named directors and executive officers listed in the security ownership of management table above.

With
respect to the shares referenced in this Note, the beneficial owners indicated in (c) have sole voting and investment power and the beneficial owners indicated in (a) and (b) have shared voting and investment power.

(3)
Includes 28,436 shares credited to James Gidwitz's account in the Employees Profit Sharing Retirement Plan. Includes 60,000 shares of common stock subject to options exercisable within 60 days of April 15, 2005.

(4)
Includes 335,700 shares held by Steel Partners II, L.P. By virtue of his position with Steel Partners II, Mr. Lichtenstein has sole power to vote and dispose of such 335,700 shares. Information is based on the most recent Schedule 13D with the SEC on January 23, 2003, as well as updated information provided by Mr. Lichtenstein to the Company on April 4, 2003.

(5)
Represents ownership of 99,500 shares reported in a Schedule 13G dated December 31, 2003, by Franklin Resources, Inc. ("FRI"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC ("FAS"). According to the Schedule 13G, the shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of FRI. FAS, as the investment adviser, retains sole investment and voting power over the shares.

(6)
Does not include 727,126 shares held indirectly by James Gidwitz through CMC Partnership or 5,256 shares held indirectly by James Gidwitz through CMC-GFAM Partnership, over which he has shared voting and investment power.

(7)
Does not include 727,126 shares held indirectly by Betsy Gidwitz through CMC Partnership, over which she has shared voting and investment power.

(8)
Does not include 727,126 shares held indirectly by Ralph Gidwitz through CMC Partnership, over which he has shared voting and investment power.

(9)
Does not include 727,126 shares held indirectly by Ronald Gidwitz through CMC Partnership or 5,256 shares held indirectly by Ronald Gidwitz through CMC-GFAM Partnership, over which he has shared voting and investment power.

(10)
Includes 10,532 shares credited to Joseph Sum's account in the Employees Profit Sharing Retirement Plan. Includes 13,400 shares of common stock subject to options exercisable within 60 days of April 15, 2005.

(11)
Includes a total of 73,400 options exercisable within 60 days of April 15, 2005 held by James Gidwitz and Joseph Sum. Also included are 62,680 shares held by the Company's Employees Profit Sharing Retirement Plan, which includes: (a) 28,436 shares credited to James Gidwitz's account and 10,532 shares credited to Joseph Sum's account; and (b) 23,712 shares credited to other employees' accounts, as to which James Gidwitz, Mark Nichter and Joseph Sum share voting power (with respect to certain matters) as trustees of such Plan.

SECTION 17.    LEGAL MATTERS; REGULATORY APPROVALS.

        Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority, or agency, domestic, foreign, or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Antitrust.

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. Our acquisition of shares pursuant to the Offer, however, is not subject to such requirements.

State Takeover Laws.

        We are incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law ("DGCL") prevents an "interested stockholder" (generally a person who beneficially owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof that beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the past three years) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. We believe that the restrictions contained in Section 203 of the DGCL applicable to "business combinations" will not apply to the Offer.

Litigation.

        To our best knowledge, no lawsuits have been filed relating to the Offer.

        Our obligation to accept for payment and pay for shares under the Offer is subject to the conditions set forth herein. See "Section 10. Conditions of the Offer."

SECTION 18.    SOLICITATION FEES AND EXPENSES.

        Mesirow Financial, Inc. will act as the Dealer Manager in connection with the Offer. See "Section 4. Reports, Opinions, and Appraisals" for additional information regarding Mesirow's fees. We have agreed to indemnify Mesirow against certain liabilities in connection with the Offer.

        Georgeson Shareholder Communications Inc. will act as the Information Agent in connection with the Offer. Georgeson may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means and in person, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. We have agreed to indemnify Georgeson against certain liabilities in connection with the Offer.

        LaSalle Bank National Association will act as the Depositary. We have agreed to indemnify LaSalle against certain liabilities in connection with the Offer.

        None of the Dealer Manager, Information Agent or Depositary have been retained by us to make solicitations or recommendations in connection with the Offer.

        We will not pay any fees or commissions to any brokers, dealers, commercial banks, or trust companies for soliciting tenders of shares under the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. Upon request, we will reimburse brokers, dealers, commercial banks, and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent or as an agent of the Depositary for purposes of the Offer.

        The following is an estimate of fees and expenses incurred or to be incurred in connection with the Offer. The Company will be responsible for paying all such fees and expenses.

Legal Fees	$175,000
Dealer Manager Fees	$110,000
Accountant's Fees	$15,000
Information Agent Fees	$10,000
Printing, Mailing, Filing and Depositary Fees	$40,000
Miscellaneous	$25,000
TOTAL	$375,000

        We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and in Instruction 8 in the Letter of Transmittal.

MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        No arrangements have been made in connection with the Offer to grant unaffiliated stockholders access to our corporate files or to provide any such stockholder counsel or appraisal services at our expense.

        Pursuant to Rules 13e-3 and 13e-4 promulgated under the Exchange Act, we have filed with the SEC the Issuer Tender Offer Statement on Schedule TO-I that contains additional information with respect to the Offer. The Schedule TO-I, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "Section 14. Information About CMC" of the Offer to Purchase with respect to information concerning us.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

CONTINENTAL MATERIALS CORPORATION

APRIL 22, 2005

ADDITIONAL INFORMATION

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by the stockholder or the stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at the address listed below. Any questions concerning tender procedures may be directed to the Depositary at the telephone number listed below.

The Depositary for the Offer is:

LASALLE BANK NATIONAL ASSOCIATION

By Mail, Hand or Overnight Courier:
135 S. LaSalle Street, Suite 1811
Attn: Shareholder Services
Chicago, IL 60603

By Facsimile Transmission:
(For Eligible Institutions Only)
312-904-2236

For Confirmation Only
Telephone: 312-904-2458

        Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company, or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers call: 212-440-9800
All others call toll free: 877-278-4412

The Dealer Manager for the Offer is:

321 N. Clark Street
13th Floor
Chicago, IL 60610
312-595-6000

QuickLinks

  Exhibit 99(a)(1)(i)
TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT PROCEDURES
FORWARD-LOOKING STATEMENTS
THE TENDER OFFER
  SECTION 1. NUMBER OF SHARES; PRIORITY OF PURCHASES; PRORATION.
SPECIAL FACTORS
  SECTION 2. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.
  SECTION 3. POSITION OF THE BOARD OF DIRECTORS AND FILING PERSONS; FAIRNESS OF THE OFFER.
  SECTION 4. REPORTS, OPINIONS, AND APPRAISALS.
  SECTION 5. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.
PROCEDURES AND TERMS OF THE OFFER
  SECTION 6. PROCEDURES FOR TENDERING SHARES.
  SECTION 7. WITHDRAWAL RIGHTS.
  SECTION 8. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.
  SECTION 9. CONDITIONAL TENDER PROCEDURES.
  SECTION 10. CONDITIONS OF THE OFFER.
  SECTION 11. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
  SECTION 12. SOURCE AND AMOUNT OF FUNDS.
INFORMATION ABOUT CMC AND OUR STOCKHOLDERS
  SECTION 13. PRICE RANGE OF SHARES; DIVIDENDS.
  SECTION 14. INFORMATION ABOUT CMC.
  SECTION 15. IDENTITY AND BACKGROUND OF CERTAIN PERSONS.
  SECTION 16. SECURITY OWNERSHIP OF CMC SHARES.
  SECTION 17. LEGAL MATTERS; REGULATORY APPROVALS.
  SECTION 18. SOLICITATION FEES AND EXPENSES.
MISCELLANEOUS
ADDITIONAL INFORMATION